Exhibit 4.4
27 February 2008
SAP AG
as Borrower
DEUTSCHE BANK AG
ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND
BNP PARIBAS S.A.
COMMERZBANK AKTIENGESELLSCHAFT
J.P. MORGAN PLC
SUMITOMO MITSUI BANKING CORPORATION
as Mandated Lead Arrangers
DEUTSCHE BANK AG PARIS BRANCH
as Offer Guarantor
DEUTSCHE BANK LUXEMBOURG S.A.
as Agent
and
Certain Financial Institutions
as Lenders

AMENDMENT AND RESTATEMENT AGREEMENT
relating to the
€5,000,000,000 (subsequently reduced to €2,947,679,513.45)
SYNDICATED MULTICURRENCY TERM LOAN
FACILITY AGREEMENT
dated 1 October 2007
(as previously amended and restated pursuant to an
Accession and Restatement Agreement
dated 30 November 2007)

 2

3

THIS AGREEMENT is made on 27 February 2008
Between:
(1)	SAP AG (the “Borrower”);

(2)	DEUTSCHE BANK AG, ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND, BNP PARIBAS S.A., COMMERZBANK AKTIENGESELLSCHAFT, J.P. MORGAN PLC and SUMITOMO MITSUI BANKING CORPORATION as mandated lead arrangers (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 2 (Lenders) as lenders (the “Lenders”);

(4)	DEUTSCHE BANK AG PARIS BRANCH as offer guarantor (the “Offer Guarantor”); and

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as agent of the other Finance Parties (the “Agent”).
whereas:
1.	The Borrower, the Mandated Lead Arrangers, the Lenders, the Offer Guarantor and the Agent entered into or, as the case may be, acceded to a facility agreement dated 1 October 2007 (as previously amended and restated pursuant to an Accession and Restatement Agreement dated 30 November 2007, the “Facility Agreement”) whereby a €5,000,000,000 syndicated multicurrency term loan facility was made available to the Borrower. As a result of voluntary cancellations of the Available Facility and voluntary prepayments of Loans, the Total Commitments were subsequently reduced to €2,947,679,513.45.

2.	The Borrower, the Mandated Lead Arrangers, the Lenders, the Offer Guarantor and the Agent wish to record the arrangements agreed between them to further amend and restate the Facility Agreement (Vertragsänderung) as set out herein.
it is agreed as follows:

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1. INTERPRETATION
Save as otherwise defined herein, a term defined in the Facility Agreement has the same meaning in this Agreement. The principles of construction set out in the Facility Agreement will have effect as if set out in this Agreement.
2. AMENDMENT AND RESTATEMENT
The Borrower, the Mandated Lead Arrangers, the Lenders, the Offer Guarantor and the Agent agree that, with effect from and including the date hereof, the Facility Agreement is amended and restated as set out in Schedule 1 (Amended and Restated Facility Agreement).
3. REPRESENTATIONS
The Borrower hereby repeats on the date hereof each of the Repeating Representations, in each case with reference to the facts and circumstances existing on the date hereof, as if such representations and warranties were set out in full herein.
4. AGENT’S CONFIRMATION
The Agent confirms to the other parties to this Agreement that it has received each of the documents and other evidence listed in Schedule 3 (Documents received) and that all such documents and other evidence are in form and substance satisfactory to it.
5. MISCELLANEOUS
5.1 Incorporation of terms
The provisions of Clauses 31 (Notices), 33 (Partial Invalidity), 36.1 (Conclusion of this Agreement), 36.2 (Counterparts), 37 (Governing law) and 38 (Jurisdiction) of the Facility Agreement shall be incorporated in this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.
5.2 Designation
In accordance with the Facility Agreement, the Borrower and the Agent designate this Agreement as a Finance Document.

SCHEDULE 1
Amended and Restated Facility Agreement
DATED 27 FEBRUARY 2008
€5,000,000,000
(subsequently reduced to €2,947,679,513.45)
CREDIT FACILITY AGREEMENT
dated 1 October 2007
as amended and restated on 27 February 2008
SAP AG
as Borrower
DEUTSCHE BANK AG
ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND
BNP PARIBAS S.A.
COMMERZBANK AKTIENGESELLSCHAFT
J.P. MORGAN PLC
SUMITOMO MITSUI BANKING CORPORATION
as Mandated Lead Arrangers
DEUTSCHE BANK LUXEMBOURG S.A.
as Agent
and
others

SYNDICATED MULTICURRENCY TERM LOAN
FACILITY AGREEMENT

 I

II

THIS AGREEMENT is dated 1 October 2007 and is amended and restated on 27 February 2008 between:
(1)	SAP AG (the “Borrower”);

(2)	DEUTSCHE BANK AG, ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND, BNP PARIBAS S.A., COMMERZBANK AKTIENGESELLSCHAFT, J.P. MORGAN PLC and SUMITOMO MITSUI BANKING CORPORATION (the “Mandated Lead Arrangers”);

(3)	DEUTSCHE BANK AG PARIS BRANCH (the “Offer Guarantor”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as agent of the other Finance Parties (the “Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accepted Securities” means the Target Securities (if applicable, declared in a Result Notice as having been the subject of acceptance by the holders of Target Securities), which are to be acquired by the Borrower or Bidco in accordance with the Offer (including by way of any Supplemental Offer Market Purchase).

“Acquisition” means the acquisition by the Borrower or Bidco of Target Securities pursuant to:
(a)	the Offer (including by way of any Supplemental Offer Market Purchase);

(b)	any Market Purchases; and/or

(c)	any Squeeze Out.
“Acquisition Costs” means the fees, costs, expenses and stamp, registration or transfer Taxes up to an aggregate amount of euro 30,000,000 (or equivalent)

incurred by (or required to be paid by) any member of the Group in connection with the Acquisition and the Transaction Documents.
“Acquisition Documents” means:
(a)	any memorandum of understanding or other agreement entered into in relation to the Acquisition between the Borrower and/or Bidco and the Target;

(b)	each Offer Document on and from the date of its existence; and

(c)	any other document amending any of the Offer Documents.
“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 12:00 noon on a particular day.
“Agreed Terms” means the following key terms and conditions of the Offer:
(a)	closing of the Offer must be subject to prior clearance under all applicable competition and/or anti-trust laws and regulations of France (and/or, as applicable, the European Union) and the United States of America;

(b)	the Offer is subject to a minimum tender acceptance condition permitting the Borrower (or Bidco) not to close the Offer if less than 50 per cent. of the voting rights plus one vote in the Target (on a fully diluted basis) have been tendered; and

(c)	the Offer must comply with the agreements set out in the Maximum Price Letter.
“AMF” means the Autorité des Marchés Financiers.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from and including the date of this Agreement to and including the First Repayment Date.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.
“Base Currency” means euro.
“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.
“Bidco” means SAP France S.A, a wholly owned Subsidiary of the Borrower.
“Break Costs” means the amount (if any) by which:
(a)	the interest (but excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg, Frankfurt and Paris and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.
“Cash Collateral” means, in relation to any (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity, a deposit in an interest-bearing account or accounts maintained by the Borrower with Deutsche Bank AG in Frankfurt am Main or any branch of Deutsche Bank AG located within the European Union (each a “Cash Collateral Account”) as the Offer Guarantor may specify, that deposit and account to be secured in favour of the Offer Guarantor on terms and conditions acceptable to the Agent and the Offer Guarantor (such terms and conditions:
(a)	to ensure that the Cash Collateral is treated as generally eligible financial collateral (allgemein berücksichtigungsfähige finanzielle Sicherheit) within the meaning of § 155 No. 1 of the German Solvability Regulation (Solvabilitätsverordnung - SolvV) in order to achieve a zero risk weighting of the obligations secured by the Cash Collateral; and

(b)	to allow (1) the sums standing to the credit of such accounts to be applied towards financing the purposes specified in Clause 3.1(a) or (b) (Purpose) and the repayment of Loans in accordance with Clause 9.8 (Withdrawals from the Cash Collateral Account) and (2) the release of such sums if and to the extent that the (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity is reduced).
“Cash Collateral Documents” means any documents (being satisfactory to the Offer Guarantor) as the Agent may specify to be entered into in relation to the Cash Collateral.
“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the earlier of:
(a)	the last day of the Availability Period; and

(b)	the Offer Guarantee Discharge Date.
“Clean-Up Date” means the date falling 180 days after the date on which the Target becomes a Subsidiary of the Borrower.
“Clean-Up Period” means the period commencing on the date on which the Target becomes a Subsidiary of the Borrower and ending on the Clean-Up Date.
“Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The

Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.
“Convertible Bonds” means the Target’s EUR 449,999,975.40 convertible bonds due 1 January 2027.
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period under the Finance Documents and the giving of notice under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“EURIBOR” means, in relation to any Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(in relation to the first Interest Period of the relevant Loan in the event a Utilisation Request is delivered to the Agent later than 11.00 a.m. three Business Days before the proposed Utilisation Date in accordance with Clause 5.1(a) (Delivery of a Utilisation Request) or if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;
as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).
“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement or the date of any amendment and/or restatement hereof between inter alia the Mandated Lead Arrangers or any of them and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 14 (Fees).
“Finance Document” means this Agreement, any Fee Letter, the Maximum Price Letter, any Cash Collateral Document and any other document designated as such by the Agent and the Borrower.
“Finance Party” means the Agent, the Mandated Lead Arrangers, the Offer Guarantor and the Lenders.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to the issue of bonds, notes, debentures or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any currency or interest derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price of any currency or interest rate (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above,

provided that, for the purposes of Clause 23.4 (Cross Default) only, the items referred to in paragraphs (b), (d), (e) and (g) above shall be disregarded and accordingly for the purposes of Clause 23.4 (Cross Default) only, paragraph (h) above shall be construed as referring to the items referred to in paragraphs (a), (c) and (f) above only.
“First Repayment Date” means 31 December 2008.
“French Company” means any member of the Group incorporated or otherwise organised under the laws of France.
“GAAP” means generally accepted accounting principles in the Federal Republic of Germany in effect as of the date to which the respective financial statements relate and consistently applied except that in respect of any consolidated financial statements of the Group “GAAP” means U.S. GAAP or IFRS or any other accounting principles which the Borrower may legally be required to adhere to.
“Group” means the Borrower and its Subsidiaries from time to time.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Information Memorandum” means any document (including any information package to be made available to any potential sub-underwriter during the first stage of syndication) in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, is to be prepared in relation to the transactions contemplated by the Transaction Documents and distributed by the Mandated Lead Arrangers or any of them to selected financial institutions after the date of this Agreement in connection with syndication.
“Instruction Letter” means the instruction letter entered into between the Borrower and the Offer Guarantor in respect of the initial Offer prior to the filing of the initial Offer with the AMF and any other instruction letter, if any, entered into between the Borrower and the Offer Guarantor in respect of a Revised Offer prior to the filing of such Revised Offer with the AMF.
“Instruction Letter Indemnity” means the indemnity given by the Borrower to the Offer Guarantor in relation to the Offer Guarantee pursuant to the second paragraph of section 2(a) of the Instruction Letter.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(in relation to the first Interest Period of the relevant Loan in the event a Utilisation Request is delivered to the Agent later than 11.00 a.m. four Business Days before the proposed Utilisation Date in accordance with Clause 5.1(a) (Delivery of a Utilisation Request) or if no Screen Rate is available for the currency or Interest Period of that Loan and in the case of Sterling) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
“LMA” means the Loan Market Association.
“Loan” means a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Major Default” means any outstanding Event of Default under any of Clauses 23.1 (Non-payment), 23.2 (Other obligations) (only in relation to a breach of Clause 22.8(a)(ii) and (c) through (e) (Conduct of Offer)), 23.3 (Misrepresentation) (only in relation to a Major Representation), 23.5(a) or (b) (Insolvency) (only in relation to the Borrower), 23.6 (Insolvency proceedings) (only in relation to the Borrower) or 23.8 (Invalidity/Repudiation).
“Major Representation” means any of the representations contained in Clauses 20.1 (Status), 20.2 (Binding obligations), 20.3(a) and (b) (Non-conflict with other obligations) (in the case of Clause 20.3(a) in respect of the laws and regulations of the European Union, Germany, France and the federal law of, or the laws of any state of, the United States of America only), 20.4 (Power and authority) and 20.5 (Governing law and enforcement), in each case in relation to the Borrower.
“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3% or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 2/3% or more of all the Loans then outstanding.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).
“Margin” means:
(a)	if and for so long as the Total Commitments exceed EUR 2,500,000,000, 0.30 per cent. per annum; and

(b)	if the Total Commitments are equal to or fall below EUR 2,500,000,000, 0.25 per cent. per annum, provided that any change in the Margin shall take effect five Business Days after the reduction of the Total Commitments warranting such adjustment.
“Market Purchase” means the acquisition by the Borrower (or Bidco, or, only in case of any repurchase of the Convertible Bond, the Target) of Target Securities after the final Settlement Date in respect of the Offer (for the purposes of this definition excluding any Squeeze Out) other than pursuant to any Squeeze Out and, for the avoidance of doubt, any Supplemental Offer Market Purchase.
“Material Adverse Effect” means an event or development that has or could reasonably be expected to have a material adverse effect on the financial condition of the Borrower or the Group taken as a whole and which could adversely affect:
(a)	the ability of the Borrower to perform its payment obligations under the Finance Documents; or

(b)	the validity and/or enforceability of the Finance Documents.
“Material Subsidiary” means:

(a)	if the Offer is made by Bidco, at any time after the filing of the related lettre de depôt with the AMF, Bidco; and

(b)	from time to time, a Subsidiary of the Borrower whose unconsolidated turnover represents five per cent. or more of the consolidated turnover of the Group, however, excluding SAP Public Services Inc.
For the purposes of paragraph (b):
(i)	the unconsolidated turnover of a Subsidiary of the Borrower will be determined from its unconsolidated annual financial statements upon which the latest audited consolidated annual financial statements of the Group have been based;

(ii)	if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest audited consolidated annual financial statements of the Group have been prepared, the unconsolidated turnover of that Subsidiary will be determined from its latest unconsolidated annual financial statements; and

(iii)	the turnover of the Group will be determined from the latest audited consolidated financial statements of the Group, adjusted (where appropriate) to reflect the turnover of any company or business subsequently acquired or disposed of.
If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.
“Maximum Price Letter” means the letter dated the date hereof between Deutsche Bank AG and the Borrower setting out certain agreements regarding the maximum price payable by the Borrower (or Bidco) to holders of Target Securities in the course of the Offer.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.
“Net Proceeds” means the aggregate cash proceeds received by any member of the Group in relation to any disposal of all or any of the Target Securities, but after deducting all Taxes, non-recurring fees, commission, costs and expenses in each case reasonably and properly incurred in connection with any such disposal.
“Offer” means the initial offer filed with the AMF on behalf of the Borrower (or on behalf of Bidco, as the case may be) for 100 per cent. of the Target Securities, subject to the terms and conditions contained in the Offer Documents, as such terms and conditions may be modified or amended at any time by the Borrower or Bidco in a manner consistent with the Agreed Terms and otherwise in compliance with the terms of this Agreement, provided that the term “Offer” will also be deemed to include:
(a)	any Supplemental Offer;

(b)	any Squeeze Out (but only if and to the extent such Squeeze Out is made at the same price condition as the initial offer and within three months following the end of the offer acceptance period of the initial offer or the Supplemental Offer, as the case may be);

(c)	any tender offer (or equivalent) required to be made by the Borrower (or Bidco) in any jurisdiction outside of France with respect to any Target Securities; and

(d)	any other offer reflecting the terms and conditions of the initial offer as such terms and conditions may be modified or amended in a manner consistent with the Agreed Terms and otherwise in compliance with the terms of this Agreement (any such other offer, a “Revised Offer”).
“Offer Documents” means, in each case with respect to the Offer, each of:
(a)	the lettre de depôt filed with the AMF (including the Offer Guarantee);

(b)	the draft notes d’information filed with the AMF;

(c)	the information document to be filed with the AMF no later than the date on which the Offer opens for acceptance in accordance with article 231-28 of the AMF general regulations;

(d)	the communiqué de presse published by the Borrower (or Bidco) in accordance with article 231-16 III of the AMF general regulations;

(e)	the Instruction Letter; and

(f)	any other document setting out details of the Offer and (to the extent such filing or publication is required by law or regulation in any applicable jurisdiction) filed with the relevant regulatory authorities or otherwise published in each relevant jurisdiction outside of France where any tender offer (or equivalent) is required to be made by the Borrower (or Bidco) with respect to any Target Securities (or, in the case of any tender offer in the United States of America, with respect to the Target Securities and any American depositary shares representing Shares).
“Offer Guarantee” means the guarantee in respect of the obligations of the Borrower (or Bidco) under the Offer (with regard to any Squeeze Out only if and to the extent the Offer Guarantee expressly extends to the obligations of the Borrower (or Bidco) under such Squeeze Out) from the Offer Guarantor as set out in any lettre de depôt in accordance with Article 231-13 of the AMF general regulations filed by the Offer Guarantor with the AMF in connection with the Offer.
“Offer Guarantee Discharge Date” means the date which is the earlier of:
(a)	the date of termination, lapse or withdrawal of the Offer in circumstances where the Borrower or Bidco is not purchasing Target Securities provided that if on or prior to such date in respect of the initial Offer the Borrower or the Offer Guarantor has notified the Agent that the Borrower reserves the right to file and present a Revised Offer, the reference to the “Offer” in the first line of this paragraph shall be replaced by a reference to the “Revised Offer”; and

(b)	the day after the final Settlement Date (being the final Settlement Date in respect of any Squeeze Out if and to the extent such Squeeze Out is made at the same price condition as the initial Offer and within three months following the end of the offer acceptance period of the initial Offer or the Supplemental Offer, as the case may be), provided that in no circumstances will the Offer Guarantee Discharge Date occur while the Offer Guarantor has any actual or contingent liability under the Offer Guarantee.
“Offer Guarantee Liability” means, at any time before the Offer Guarantee Discharge Date:
(a)	EUR 4,818,688,133.19 or such lesser amount as notified by the Offer Guarantor to the Agent upon an update of the respective calculation (provided that any such notification shall be made promptly upon any such update of such calculation being made) as being the then current maximum aggregate amount of cash consideration (plus transfer taxes and/or brokerage fees incurred by any holder of Target Securities in the course of the Offer and agreed to be borne by the Company (or Bidco)) payable by the Borrower (or Bidco) to the holders of Target Securities if all those holders accepted the Offer (without double counting, but taking into account any potential conversion, prior to the closing of the Offer, of the Convertible Bonds and any potential exercise, prior to the closing of the Offer, of the Warrants or stock options granted by the Target) less

(b)	the aggregate amount of Offer Payments made to the holders of Target Securities by or on behalf of the Borrower (or Bidco) at that time, provided that any payment to the Settlement Account shall be deemed to constitute an Offer Payment made to such holders in an amount corresponding to the amount so paid less

(c)	the amount of any Cash Collateral provided pursuant to the terms of this Agreement and less

(d)	any other amount as may be agreed among the Borrower and the Offer Guarantor and notified by the Offer Guarantor to the Agent (provided that any such notification shall be made promptly upon any such agreement taking effect).
“Offer Loan” means a Loan made or to be made for any purpose specified in Clause 3.1(a) to (d) (Purpose).
“Offer Payment” means the payment to the Settlement Account of the amount required to be paid by way of cash consideration for the Accepted Securities on a Settlement Date.
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).
“Original Financial Statements” means the Borrower’s consolidated and unconsolidated audited financial statements for its financial year ended 31 December 2006.
“Party” means a party to this Agreement.
“Qualifying Lender” has the meaning given to it in Clause 15.1 (Definitions).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined the day which is:
(a)	(for the Base Currency) two TARGET Days before the first day of that period; or

(b)	(for any Optional Currency) two Business Days (provided that for the purposes of this paragraph (b) the definition of “Business Day” shall be deemed to include a reference to London) before the first day of that period, unless (i) a Utilisation Request is delivered to the Agent later than 11.00 a.m. three (in the case of a Loan in an Optional Currency, four) Business Days before the proposed Utilisation Date in accordance with Clause 5.1(a) (Delivery of a Utilisation Request), in which case the Quotation Day will be the day on which the relevant Utilisation Request is delivered (if it is delivered prior to 10.00 a.m. on such day) or otherwise the next succeding Business Day or (ii) market practice differs in the European interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means the offices of the Agent, ABN AMRO Bank N.V., Niederlassung Deutschland and BNP Paribas S.A. Niederlassung Frankfurt am Main or such other banks as may be appointed by the Agent in consultation with the Borrower.
“Relevant Proportion” means, in respect of a Lender, the proportion which a Lender’s Commitment bears to the Total Commitments (provided that for the purposes of this definition, any cancellation of Commitments under Clauses 8.1 (Illegality), 8.2 (Change of control), 8.5 (Automatic cancellation) and 8.7 (Right of prepayment and cancellation in relation to a single Lender) shall be disregarded if, for so long as and to the extent the Borrower has failed to provide Cash Collateral as provided in this Agreement in respect of any (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity outstanding at the relevant time).
“Repeating Representations” means each of the representations set out in Clauses 20.1 (Status) to 20.5 (Governing law and enforcement), Clause 20.7 (No default), Clause 20.9 (Financial Statements) to Clause 20.11 (No proceedings pending or threatened) and (but only up to and including the final Settlement Date) Clause 20.13 (Acquisition).
“Reservations” means the reservation and qualifications as to matters of law as set out in Schedule 9 (Reservations).
“Result Notice” means a notice published by the AMF of the final outcome of the Offer (“avis de résultat définitif”), specifying (amongst other things) the number of Target Securities which have been tendered by the holders of Target

Securities in acceptance of the initial Offer, any Supplemental Offer or, if applicable, any Squeeze Out or Revised Offer (as the case may be).
“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the rates shall be supplied by the Reference Banks.
“Security” means a mortgage, charge, pledge, lien or other security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 12 (Interest Periods).
“Settlement Account” means:
(a)	the account of Euronext Paris by NYSE Euronext held with the Banque de France for purposes of the Offer into which each relevant Offer Payment is to be made; and/or

(b)	any other account maintained outside the United States of America of any sub-paying agent or any paying agent appointed (in each case with the prior consent of the Offer Guarantor) by the Borrower or Bidco for purposes of receiving and, if applicable, onward transmission to an account (which, for the avoidance of doubt, may be maintained in the United States of America) of any sub-paying agent or any paying agent appointed (in each case with the prior consent of the Offer Guarantor) by the Borrower or Bidco, of any relevant Offer Payment.
“Settlement Date” means each date (if applicable, as published by Euronext) as being the date on which an Offer Payment is made and the Target Securities for which such Offer Payment constitutes the consideration are delivered to the Borrower (or Bidco) (“date de règlement-livraison”) including the day for settlement of any purchase of Target Securities pursuant to a Supplemental Offer (including by way of any Supplemental Offer Market Purchase), a Squeeze Out or a Revised Offer.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).
“Squeeze Out” means an offer (“offre publique de retrait”), if any, by the Borrower (or Bidco) at any time after the Settlement Date of the initial Offer or, as the case may be, of the Supplemental Offer which the Borrower (or Bidco) may elect to make or which may be required by the AMF in order to purchase the minority shareholders’ shares in the Target and shall include, as the case may be, a statutory squeeze-out (“retrait obligatoire”).
“Subsidiary” means in relation to a person an entity more than fifty per cent. of the share capital and/or voting rights of which are owned directly or indirectly by such person or which is otherwise controlled (as contemplated in Section 17 of the German Stock Corporation Act (Aktiengesetz)) directly or indirectly by such person.
“Substantial Measures” means those measures referred to in Article 232-11 al. 2 of the AMF general regulations, being measures which result in a modification of the Target’s substance.
“Supplemental Offer” means any reopening of, or subsequent offering period after, the initial Offer under applicable French and/or US laws and regulations.
“Supplemental Offer Market Purchase” means the acquisition by the Borrower (or Bidco) of Target Securities on the market during the Supplemental Offer, in each case at a price which corresponds to the price offered pursuant to the Offer.
“Syndication Date” means the date on which Deutsche Bank AG notifies the Borrower that a successful general syndication has occurred and the relevant Lenders are to become a Party.
“Target” means Business Objects S.A.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.
“Target Disposal Event” means any disposal by a member of the Group to any person not being a member of the Group (including by way of flotation and whether directly or indirectly) of all or any of the Target Securities.
“Target Group” means the Target and its Subsidiaries.

“Target Securities” means all of the equity securities of the Target which include:
(i)	all shares which were admitted to trading on Euronext Paris by NYSE Euronext until 18 February 2008 (the “Shares”), whether outstanding on 1 October 2007 or issued thereafter as a result of the exercise, prior to the closing of the Offer, of the Convertible Bonds, the Warrants or stock options granted by the Target;

(ii)	all the American depositary shares (each representing 1 Share), which were admitted to trading on the NASDAQ National Market until 19 February 2008;

(iii)	all the Convertible Bonds; and

(iv)	all Warrants.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means 31 December 2009.
“Total Commitments” means the aggregate of the Commitments.
“Transaction Document” means a Finance Document or an Acquisition Document.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“U.S. Company” means any member of the Group whose relevant jurisdiction is a state of the United States of America or the District of Columbia.
“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).
“VAT” means value added tax (Umsatzsteuer) and any other tax of a similar nature.
“Warrants” means the bons de souscription d’actions or “BSA” issued by the Target.
1.2	Construction
(a)	Unless a contrary indication appears any reference in this Agreement to:
(i)	the “Agent”, any “Mandated Lead Arranger”, the “Offer Guarantor”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a “company” or “corporation” includes a partnership;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	“know your customer checks” is a reference to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)	“promptly” is to be construed as “unverzüglich” (without undue delay) as contemplated for in the first paragraph of section 121 of the German Civil Code (Bürgerliches Gesetzbuch);

(x)	“gross negligence” means grobe Fahrlässigkeit and “wilful misconduct” means Vorsatz;

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to Luxembourg time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

(e)	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German or French translation of a word or phrase appears in the text of this Agreement, the German or French translation of such word or phrase shall prevail.
1.3	Currency Symbols and Definitions

“EUR”, “€” and “euro” means the single currency of certain member states of the European Union participating in the third stage of the Economic and Monetary Union and “$”, “USD” and “Dollars” denote lawful currency of the United States of America.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility in or towards:
(a)	financing of any Offer Payment;

(b)	making of any Indemnity Payment to the Offer Guarantor in accordance with Clause 9.2 (Payment under the Instruction Letter Indemnity);

(c)	making of any payment to the Lenders in accordance with Clause 10.1(a) (Counter-indemnity by the Borrower);

(d)	(only if the Offer Guarantee remains outstanding on the last day of the Availability Period) Cash Collateralising the (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity in accordance with Clause 9.7 (Cash-collateralisation of Instruction Letter Indemnity);

(e)	refinancing of Financial Indebtedness incurred for, or cash liquidity applied towards, the financing of any Supplemental Offer Market Purchase;

(f)	financing (or refinancing of Financial Indebtedness incurred for, or cash liquidity applied towards, the financing) of any Market Purchase;

(g)	financing of amounts payable to holders of shares or securities giving access to the share capital or voting rights in the Target in the course of any Squeeze Out where any such payment does not constitute an Offer Payment; and/or

(h)	financing of Acquisition Costs,
in the case of paragraphs (a), (e), (f), (g) and (h) either directly or indirectly by way of intercompany loan or equity injection to Bidco or (but only in relation to Market Purchases in respect of the Convertible Bond) Target.

3.2	Limitation

The Borrower will not be entitled to request a Utilisation prior to the Offer Guarantee Discharge Date if, after the application of the proceeds of the Utilisation, the Available Facility would be less than the Offer Guarantee Liability.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Agent confirms to the Borrower, the Offer Guarantor and the Lenders that it has received each of the documents and other evidence listed in Schedule 2 (Conditions precedent) and that all such documents and other evidence are in form and substance satisfactory to it.

4.2	Further conditions precedent

Subject to Clause 4.3 (Certain Funds), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations and (if applicable) the confirmation pursuant to Clause 5.2(a)(iii)(4) (Completion of a Utilisation Request) to be made by the Borrower are true in all material respects.

4.3	Certain Funds

Each Finance Party agrees that during the Certain Funds Period, the Finance Parties shall not:
(a)	have the right to prevent, limit or refuse the making of any Offer Loan, whether by cancellation, rescission or termination of the Facility or otherwise (including by invoking any conditions set out in Clause 4.2 (Further conditions precedent); or

(b)	make or enforce any claims they may have under the Finance Documents if the effect of such claim or enforcement would prevent or limit the making of any Offer Loan; or

(c)	otherwise exercise any right of set-off, counterclaim or similar right or remedy if to do so would prevent or limit the making of any Offer Loan; or

(d)	cancel or declare the Facility due and payable or payable on demand, in each case unless (i) a Major Default has occurred and is continuing or would result from the making of a Loan, (ii) a Lender is entitled to do so by virtue of the provisions of Clause 8.1 (Illegality), or (iii) the Borrower fails to comply with the requirements of Clause 4.1(b) (Initial conditions precedent), provided that:
(i)	immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period; and

(ii)	the Finance Parties may not cancel the Facility (without prejudice to their rights to decline to provide any Loan as provided above (subject to the provisions of Clause 9.3 (Counter-guarantee by Lenders))) until after the Offer Guarantee Discharge Date unless the Offer Guarantor has not complied with Clause 22.8(i) (Conduct of Offer).
4.4	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Loan if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the European interbank market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is U.S. Dollars or any other currency approved by the Agent (acting on the instruction of all of the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.
(b)	If the Agent has received a written request from the Borrower for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Borrower by the Specified Time whether or not the Lenders have granted their approval.
4.5	Maximum number of Loans
(a)	The Borrower may not deliver a Utilisation Request for a Loan other than an Offer Loan if, as a result of the proposed Utilisation, ten or more Loans (other than Offer Loans) would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.5.

SECTION 3
UTILISATION
5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than:
(a)	(in relation to an Offer Loan drawn for purposes of financing of any Offer Payment and provided that the Agent receives a respective advice by telephone prior to or concurrently with the delivery of the Utilisation Request) 9.00 a.m. on the proposed Utilisation Date;

(b)	(in relation to a Loan drawn for purposes of financing (but not for purposes of refinancing) of any Market Purchase) 9.00 a.m. on the relevant Quotation Day; or

(c)	(in relation to any other Loan) the Specified Time.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	in the case of:
(1)	any Loan drawn on or prior to the final Settlement Date in respect of the Offer, it specifies the purpose of such Loan; and

(2)	an Offer Loan drawn for purposes of financing of any Offer Payment, it specifies that such Loan will be credited directly to the Settlement Account; or

(3)	an Offer Loan drawn for a purpose specified in Clause 3.1(b), (c) or (d) (Purpose), it specifies that such Loan will be credited directly to an account maintained outside the United States of America specified by the Offer Guarantor, the Agent or to the Cash Collateral Account, as applicable; or

(4)	a Loan drawn for a purpose specified in Clause 3.1(e) (Purpose), it confirms that the amount of such Loan does not exceed an amount which is equal to the aggregate amount paid by the Borrower (or Bidco) to holders of Target Securities acquired by way of Supplemental Offer Market Purchases at the time of delivery of the relevant Utilisation Request less that part (if any) of such amount which has been previously financed either by way of (an) Offer Loan(s) drawn for purposes of financing of (an) Offer Payment(s) or by way of any other Loan(s) previously drawn for the purpose specified in Clause 3.1(e) (Purpose); and/or (as applicable)

(5)	a Loan drawn for a purpose specified in Clause 3.1(e), (f), (g) or (h) (Purpose), it specifies that such Loan will be credited directly to an account maintained outside the United States of America; and
(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.

(c)	In the event a Loan is drawn for the purpose specified in Clause 3.1(e) (Purpose) the Agent shall promptly notify the Offer Guarantor thereof. Promptly upon receipt of such notification, the Offer Guarantor shall confirm to the Agent the then current aggregate amount paid by the Borrower (or Bidco) to holders of Target Securities acquired by way of Supplemental Offer Market Purchases.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	if the currency selected is the Base Currency, a minimum of EUR 50,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, the amount equivalent of a Base Currency Amount as permitted by paragraph (i); and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its relevant Available Commitment to the relevant Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan:
(i)	(in case the relevant Utilisation Request is delivered later than 2.00 p.m. on the third Business Day before the proposed Utilisation Date) as soon as reasonably practicable following receipt of the relevant Utilisation Request; or

(ii)	(in each other case) by the Specified Time.
6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Borrower shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day (or, in the event the relevant Lender has then not yet been notified pursuant to Clause 5.4(c) (Lenders’ participation), as soon as reasonably practicable following receipt of such notification):
(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the Borrower to that effect by the Specified Time on that day (or, in the event the Agent receives such notification after such time in accordance with this paragraph, as soon as reasonably practicable following receipt of such notification). In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency

Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.
6.3	Rebasing
(a)	If a Loan is denominated in an Optional Currency, the Agent shall on the Quotation Day for each Interest Period of that Loan (other than the first Interest Period) calculate the amount of the relevant Loan in the Optional Currency for that Interest Period (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange) and (subject to paragraph (b) below) if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the then current Interest Period, promptly notify the Borrower and the Borrower shall pay, on the last day of the that Interest Period, an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the relevant Loan in the Optional Currency for the relevant Interest Period has decreased by less than 5% since it was borrowed or (if later) the most recent adjustment made under paragraph (a) above, no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.
6.4	Agent’s calculations
(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment or prepayment of Loans to be made on the last day of the then current Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	REPAYMENT

7.1	Repayment of Loans
(a)	The Borrower shall ensure that as from the First Repayment Date the aggregate amount of all Loans outstanding does not exceed the amount which is equal to EUR 2,500,000,000 less the amount of any mandatory prepayment made pursuant to Clause 8.3 (Mandatory prepayment — Target Disposal Event).

(b)	The Borrower shall repay any remaining amount outstanding under a Loan on the Termination Date.

(c)	Any amount of a Loan that is repaid or prepaid may not be reborrowed.
8.	PREPAYMENT AND CANCELLATIONS

8.1	Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower,
(i)	the Commitment of that Lender will be immediately cancelled;

(ii)	the Borrower shall fully Cash Collateralise, and the Offer Guarantor shall accept such Cash Collateralisation of, any (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity then outstanding in an amount equal to that Lender’s Relevant Proportion (disregarding any cancellation pursuant to sub-paragraph (i)) of any Offer Guarantee Liability then outstanding (in which case Clauses 9.7 (Cash-collateralisation of Instruction Letter Indemnity) (other than Clause 9.7(b)) and 9.8 (Withdrawals from the Cash Collateral Account) shall apply mutatis mutandis); and
(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Change of control
(a)	If a person or group of persons acting in concert should in the future directly or indirectly acquire more than 50 per cent. of the shares which carry the right to vote in the Borrower, the Borrower shall promptly after having become aware of the described change of control notify the Agent thereof.

(b)	Upon such receipt of notification the Majority Lenders shall have the right by giving notice to that effect through the Agent to the Borrower within a period of 15 days following the receipt of such notification of the change of control by the Borrower to require the cancellation of the Available Facility and the repayment of all Loans on the date(s) which is (are) the earlier of (i) the date falling 60 days after such request and (ii) the last day of the then current Interest Period(s), provided that the Borrower may within five days after the receipt of such notification by the Agent request that the Lenders shall enter into good faith negotiations with the Borrower for a period no longer then 30 days from the date of the Borrower’s request with a view to agreeing a basis on which the Facility can be continued. If such agreement is reached between the Majority Lenders and the Borrower the Facility shall be continued on the agreed basis between such Lenders with cancellation of the Available Facility and the repayment of all Loans advanced under the Facility with regard to those Lenders not wishing to continue on the date(s) which is (are) the earlier of (i) the date falling thirty days after the last day of the described good faith negotiation period and (ii) the last day of the then current Interest Period(s). If no such agreement is reached between the Majority Lenders and the Borrower the Facility shall be cancelled and all Loans advanced under the Facility shall be repaid on the date(s) which is (are) the earlier of (i) the date falling thirty days after the last day of the described good faith negotiation period and (ii) the last day of the then current Interest Periods. In the event of any cancellation under this Clause 8.2(b), the Borrower shall fully Cash Collateralise, and the Offer Guarantor shall accept such Cash Collateralisation of, any (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity then outstanding in an aggregate amount equal to the relevant Lender’s or Lenders’ Relevant Proportion(s) (disregarding any such cancellation) of any Offer Guarantee Liability then outstanding (in which case Clauses 9.7 (Cash-collateralisation of Instruction Letter Indemnity) (other than Clause 9.7(b)) and 9.8 (Withdrawals from the Cash Collateral Account) shall apply mutatis mutandis).

In this Clause 8.2 (Change of Control) “a group of persons acting in concert” is to be construed as “gemeinsam handelnde Personen” as defined in Section 2 paragraph 5 of the German Wertpapiererwerbs- und Übernahmegesetz.
8.3	Mandatory prepayment — Target Disposal Event
(a)	The Borrower shall, as soon as reasonably practicable apply or procure the application of the Net Proceeds resulting or arising from any Target Disposal Event in prepayment of the Facility.

(b)	Mandatory prepayments under this Clause 8.3 shall be applied against prepayment of Loans in such order and proportions as the Borrower may select.

(c)	The Borrower shall notify the Agent which Utilisations are to be prepaid in compliance with this Clause 8.3 no less than three Business Days before the date of such prepayment.
8.4	Voluntary cancellation
(a)	Subject to paragraph (b), the Borrower may, if it gives the Agent prior written notice (unless otherwise agreed by the Majority Lenders, such notice to be received by the Agent no later than on the Business Day immediately prior to the day on which such cancellation is to take effect), cancel the whole or any part (being a minimum amount of EUR 20,000,000) of the Available Facility. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

(b)	Notwithstanding paragraph (a), prior to the Offer Guarantee Discharge Date no cancellation of the Available Facility shall be permitted if:
(i)	after giving effect to such cancellation, the Available Facility would be less than the Offer Guarantee Liability then outstanding; or

(ii)	any Loan is then outstanding.
8.5	Automatic cancellation
(a)	The unutilised Commitments of each Lender will be automatically cancelled at the end of the Availability Period.

(b)	The unutilised Commitments of each Lender will be automatically cancelled at close of business on the earlier of the date (if any) on which the Offer lapses or terminates or is withdrawn by the Borrower (or Bidco) in each case in circumstances where the Borrower (or Bidco) is not acquiring Target Securities, provided that if on or prior to such date in respect of the initial Offer the Borrower or the Offer Guarantor has notified the Agent that the Borrower reserves the right to file and present a Revised Offer, the reference to the “Offer” in the third line of this paragraph shall be replaced by a reference to the “Revised Offer” and further provided that in no circumstances will the unutilised Commitments be automatically cancelled while the Offer Guarantor has any actual or contingent liability under the Offer Guarantee.
8.6	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of EUR 20,000,000).

8.7	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae), the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or, (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.
(b)	On receipt of a notice referred to in paragraph (a) above:
(i)	the Commitment of that Lender shall immediately be reduced to zero; and

(ii)	the Borrower shall fully Cash Collateralise, and the Offer Guarantor shall accept such Cash Collateralisation of, any (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity then outstanding in an amount equal to that Lender’s Relevant Proportion (disregarding any cancellation pursuant to sub-paragraph (i)) of any Offer Guarantee Liability then outstanding (in which case Clauses 9.7 (Cash-

collateralisation of Instruction Letter Indemnity) (other than Clause 9.7(b)) and 9.8 (Withdrawals from the Cash Collateral Account) shall apply mutatis mutandis).
(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.
8.8	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any part of the Facility which is prepaid may not be reborrowed.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
OFFER GUARANTEE
9.	INDEMNIFICATION OF OFFER GUARANTOR

9.1	Notification of claim under Offer Guarantee

If a claim (an “Offer Guarantee Claim”) is made on the Offer Guarantor under the Offer Guarantee in respect of the Borrower’s (or Bidco’s) obligation to pay the cash consideration payable pursuant to the Offer, the Offer Guarantor shall:
(a)	promptly notify the Agent and the Borrower of:
(i)	the amount of the Offer Guarantee Claim; and

(ii)	the latest date by which payment is required to be made in respect of the relevant Offer Guarantee Claim,
(attaching to such notification a copy of the relevant Offer Guarantee Claim) and the Agent shall promptly notify the Lenders; and
(b)	make a demand on the Borrower under the Instruction Letter Indemnity for the full amount claimed under the Offer Guarantee Claim.
9.2	Payment under the Instruction Letter Indemnity

The Borrower undertakes, on account of its obligations under the Instruction Letter Indemnity and subject to the conditions set forth therein, to make payment forthwith on receipt of any demand made on it under the Instruction Letter Indemnity (an “Indemnity Payment”) to the Agent on behalf of the Offer Guarantor which payment shall on receipt by the Agent discharge the obligations of the Borrower under the Instruction Letter Indemnity pro tanto.

9.3	Counter-guarantee by Lenders
(a)	If the Offer Guarantor does not receive any amount due from the Borrower in respect of an Indemnity Payment under Clause 9.2 (Payment under the Instruction Letter Indemnity) on the relevant due date (whether by way of direct payment by the Borrower or by way of application of funds by the Agent in accordance with Clause 9.8 (Withdrawals from Cash Collateral Account)), the Offer Guarantor shall promptly notify the Agent which shall promptly make demand on the Lenders specifying, for the purpose of paragraph (b), the unpaid amount (the “Indemnity Shortfall”).

(b)	Each Lender (on a several basis), by way of counter-guarantee agrees to pay to the Agent for the Offer Guarantor on demand from the Agent an amount equal to its Relevant Proportion of each Indemnity Shortfall. Notwithstanding any other term of this Agreement, a Lender shall only be obliged to make any payment under this Clause 9.3(b) or participate in any Loan to the extent that, after the making of such payment or such Loan, the aggregate outstanding amount of its participations in Loans plus the aggregate of its payments not reimbursed by the Borrower which have been made under this Clause 9.3(b), does not exceed its Commitment.

(c)	The obligations of the Lenders under this Clause 9.3 are unconditional (provided the Offer Guarantor has complied with Clause 22.8(i) (Conduct of Offer)), in addition to and independent from their other obligations under this Agreement, such that if any part of this Agreement (other than this Clause 9.3) is held to be invalid, non-binding or unenforceable against the Lenders, the obligations of the Lenders to the Offer Guarantor pursuant to this Clause 9.3 shall remain valid, binding and enforceable by the Offer Guarantor against the Lenders, and are not subject to the conditions set out in Clause 4 (Conditions of Utilisation).

(d)	The Lenders will not be required to make any payment under this Clause 9.3 if the Offer Guarantor does not comply with Clause 22.8(i) (Conduct of Offer).

(e)	Notwithstanding any other provision of this Clause 9.3, a counter-guarantee obligation of a Lender hereunder shall be reduced pro tanto in an amount corresponding to such Lender’s participation in a Loan upon disbursement of such Loan to the Settlement Account.
9.4	Reimbursement by Offer Guarantor

If a Lender makes a payment corresponding to its Relevant Proportion of an Indemnity Shortfall in accordance with Clause 9.3(b) (Counter-guarantee by Lenders) and:
(a)	the Offer Guarantor does not pay the Offer Guarantee Claim in an amount corresponding to that Indemnity Shortfall; or

(b)	the Offer Guarantor recovers any amount of, or in respect of, that Offer Guarantee Claim (otherwise than from the Lenders); or

(c)	the Borrower (or Bidco) is not obliged (as a result of the conditions in the Instruction Letter Indemnity) to reimburse and indemnify (and does not reimburse and indemnify on demand) that Offer Guarantee Claim, the Offer Guarantor shall:
(i)	pay to the Agent such amounts for distribution to the Lenders pro rata to the amounts paid by the Lenders under Clause 9.3(b) (Counter-guarantee by Lenders) in relation to that Offer Guarantee Claim; and

(ii)	(in the case of paragraph (c)) indemnify that Lender from and against any costs, losses, damages and expenses incurred by it in connection with the relevant Offer Guarantee Claim.
9.5	Assignment

If a Lender makes a payment under Clause 9.3(b) (Counter-guarantee by Lenders) with respect to a payment made by the Offer Guarantor pursuant to an Offer Guarantee Claim, the Offer Guarantor will assign to that Lender the claim against the Borrower under the Instruction Letter Indemnity to which that payment is allocated and the Borrower shall be liable to that Lender in an amount equal to that payment.

9.6	Immediate recourse

Each Lender waives any right it may have of first requiring the Offer Guarantor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Lender under Clause 9.3 (Counter-guarantee by Lenders).

9.7	Cash-collateralisation of Instruction Letter Indemnity
(a)	The Borrower shall fully Cash Collateralise, and the Offer Guarantor shall accept such Cash Collateralisation of, any (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity which remains outstanding at the end of the Availability Period.

(b)	For the purposes of paragraph (a) the Borrower may, on and after the fifth Business Day before the end of the Availability Period utilise the Facility in an amount up to the Offer Guarantee Liability. Subject to compliance by the Offer Guarantor with Clause 22.8(i) (Conduct of Offer) and the Loan being requested in accordance with Clause 5 (Utilisation) and not resulting in any Lenders’ participation in Loans exceeding its Commitment, the obligations of the Lenders to provide such Loan are unconditional and are not subject to the conditions set out in Clause 4 (Conditions of Utilisation).

(c)	The Borrower and the Offer Guarantor irrevocably authorise the Agent to make withdrawals from the Cash Collateral Account in accordance with Clause 9.8 (Withdrawals from the Cash Collateral Account).

(d)	The Agent shall (and the Borrower permits and authorises the Agent to) disclose to the other Finance Parties any relevant details in relation to amounts paid into or out of the Cash Collateral Account, on request by any Finance Party from time to time.
9.8	Withdrawals from the Cash Collateral Account
(a)	Prior to the Offer Guarantee Discharge Date, any balance standing to the credit of the Cash Collateral Account shall only be applied in or towards the making of any Offer Payment on behalf of the Borrower or Bidco as provided herein and/or in payment of any Indemnity Payment.

(b)	On the Offer Guarantee Discharge Date any balance remaining in the Cash Collateral Account shall be applied in whole or in part on the dates requested by the Borrower (and in any event within 30 days after the Offer Guarantee Discharge Date) in or towards prepayment of the Facility.

(c)	The Offer Guarantor will notify the Agent promptly after the Offer Guarantee Discharge Date occurs.
10.	COUNTER-INDEMNITY

10.1	Counter-indemnity by the Borrower

The Borrower irrevocably and unconditionally:
(a)	agrees to pay to the Agent for the Lenders on first written demand from the Agent an amount in the currency specified in a notice in the form of Schedule 10 (Form of Demand) in an amount equal to each amount due and unpaid by the Borrower under Clause 9.2 (Payment under the Instruction Letter Indemnity) and paid by the Lenders under Clause 9.3 (Counter-guarantee by Lenders);

(b)	undertakes to indemnify and hold harmless the Agent and each Lender from and against any loss or liability which that Finance Party may incur or sustain by reason of or arising in any way whatsoever in connection therewith;

(c)	authorises and directs each Lender to pay any amount claimed under and in accordance with Clause 9.3 (Counter-guarantee by Lenders) without requiring proof or the agreement of the Borrower that the amount so demanded or paid is or was due and notwithstanding that the Borrower may dispute the validity of any such request, demand or payment; and

(d)	agrees that no Lender need have regard to the sufficiency, accuracy or genuineness of any demand or claim made under or in connection with Clause 9.3 (Counter-guarantee by Lenders) and shall not be obliged to enquire as to any such matters and may assume that any such demand or claim which appears on its face to be in order is correct and properly made.
10.2	Rights of contribution and subrogation

Until the Facility has been fully and irrevocably discharged and all amounts which are or may become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Borrower shall not, by virtue of any payment made by it under or in connection with or referable to this Clause 10 or otherwise, exercise any right of contribution or rights resulting from a subrogation or similar right against a Finance Party.

10.3	Waiver of defences

The Borrower agrees that its obligations under this Clause 10 shall not be affected by any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate it from its obligations under this Agreement in whole or in part.

10.4	Continuing indemnity

The indemnity given under this Clause 10 shall be a continuing indemnity, shall extend to the ultimate balance of the obligations and liabilities of the Borrower under this Clause 10 and shall continue in full force notwithstanding any intermediate payment in whole or in part of such obligations or liabilities.

10.5	Additional security

The obligations of the Borrower under this Clause 10 shall be in addition to and shall not be in any way prejudiced by any collateral or other security now or hereafter held by any Finance Party as security or any lien to which that Finance Party may be entitled.

10.6	Preservation of rights

No invalidity or unenforceability of all or any part of this Clause 10 shall affect any rights of indemnity or otherwise which any Finance Party would or may have in the absence of or in addition to this Clause 10.

SECTION 6
COSTS OF UTILISATION
11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	EURIBOR in relation to any Loan in euro, or LIBOR in relation to any Loan in any Optional Currency; and

(c)	Mandatory Cost, if any.
11.2	Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

11.3	Default interest
(a)	If the Borrower fails to pay any amount payable by it under a Finance Document (other than interest) on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of one per cent and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)	Any amounts accruing under this Clause 11.3 shall be payable by the Borrower following request by the Agent on the last day of the respective Interest Period selected by the Agent.

(d)	This Clause 11.3 shall not limit or affect the right of any Finance Party to demand compensation for damages exceeding the default interest payable hereunder.
11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been made) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b), the relevant Interest Period will be one month.

(d)	Subject to this Clause 12, the Borrower may select an Interest Period of one, two, three or six months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of its preceding Interest Period.

(g)	Until the Syndication Date, each Interest Period shall be for a period of one week or one month unless the Mandated Lead Arrangers and the Borrower agree otherwise.
12.2	Notification of Interest Periods

The Agent will promptly notify the Borrower and the Lenders of the duration of each Interest Period relating to each Loan promptly after ascertaining the same.

12.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Luxembourg on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 45 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR or, if applicable, LIBOR.

13.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
13.4	Break Costs
(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
14.	FEES

14.1	Commitment fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.075 per cent. per annum on the aggregate of the daily amount of the Available Commitments less the aggregate of the daily amount of the Offer Guarantee Liability.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which starts on the date of this Agreement and ends on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
14.2	Counter-guarantee fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed (subject to paragraph (b)) at the rate of 0.25 per cent. per annum on the aggregate of the daily amount of the Offer Guarantee Liability (to be distributed by the Agent to the Lenders in accordance with each Lender’s Relevant Proportion of the Offer Guarantee Liability).

(b)	The accrued counter-guarantee fee is payable on the last day of each successive period of three Months which begins on the date on which the lettre de depôt in relation to the Offer is filed with the AMF and ends on the earlier of the Offer Guarantee Discharge Date and the date on which the

Offer Guarantee Liability is otherwise permanently reduced to zero, and on the earlier of such dates.
14.3	Upfront and fronting fees

The Borrower shall pay to the Mandated Lead Arrangers, the Original Lenders and the Offer Guarantor, respectively, upfront and fronting fees in the amount and at the times agreed in a Fee Letter.

14.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 7
ADDITIONAL PAYMENT OBLIGATIONS
15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender and is:
(a)	a company resident in Germany for German tax purposes; or

(b)	a company not so resident in Germany which carries on a business in Germany through a Facility Office in Germany with which that Lender’s participation in the Loan is effectively connected; or

(c)	a partnership each member of which fulfils the prerequisites of (a) or (b) above; or

(d)	a Treaty Lender.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).
“Treaty Lender” means a Lender which:
(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	is entitled under the provisions of a double taxation treaty with the jurisdiction of incorporation of the Borrower to receive payments of interest from the Borrower without a Tax Deduction (subject to the fulfilment of any necessary procedural formalities); and

(c)	does not carry on a business in the jurisdiction of incorporation of the Borrower through a permanent establishment or a permanent representative with which the Lender’s participation in the Loan is effectively connected; and

(d)	is lending through a Facility Office in the Treaty State.
Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.
15.2	Tax gross-up
(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent if that Lender is not, or ceases to be a Qualifying Lender or on becoming aware in respect of a payment payable to that Lender setting out the reasons for such payment in a reasonably detailed manner. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law, including legal interpretations in public letter rulings of the competent tax administration, to be made by the Borrower, the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. However, in no event will the Borrower be obliged to pay in excess of the amount that would have been required in respect of payments to a Qualifying Lender.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the relevant tax authorities from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction, had that Lender complied with its obligations under paragraph (g) below.
(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.
15.3	Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party is able to demonstrate it has (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net or gross income received or receivable by that Finance Party; or
(ii)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 15.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, setting out such event in reasonable detail, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 15.3, notify the Agent.
15.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
15.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6	Value added tax
(a)	All considerations expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any service (sonstige Leistung) made by any Finance Party to any Party under or in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT owed by such Finance Party. The Finance Party shall promptly provide an appropriate invoice in accordance with sec. 14, 14a German

VAT Act (Umsatzsteuergesetz) or with corresponding domestic rules of any other jurisdiction of that Finance Party. To the extent that VAT arises solely because of an exercise of an option by the Finance Party to make the service subject to VAT, sentence 2 of this paragraph shall only apply if the Borrower has given its consent to the exercise of the option, which consent shall not be unreasonably withheld.

(b)	If VAT is chargeable on any service made by any Finance Party (the “Service Provider”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such service to the Service Provider (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Service Provider (in addition to and at the same time as paying such amount) an amount equal to the amount of VAT owed by the Service Provider, paragraph (a) sentence 3 shall apply mutatis mutandis. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that service.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred and owed by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT, paragraph (a) sentence 3 shall apply mutatis mutandis.
16.	INCREASED COSTS

16.1	Increased costs
(a)	Subject to Clause 16.3 (Exceptions) the Borrower shall within three Business Days of a demand by the Agent pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
16.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of such Increased Costs in reasonable detail.
16.3	Exceptions
(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).
17.	OTHER INDEMNITIES

17.1	Currency indemnity
(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
17.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement

(other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
17.3	Acquisition Liability

The Borrower will indemnify and hold harmless each Finance Party and each of their respective directors, officers, employees, agents and representatives (each being an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and documented costs and other expenses (including the properly incurred and documented fees of legal counsel for such Indemnified Person (all together “Losses”) which have been incurred by or awarded against any Indemnified Person, in each case arising out of or in connection with any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened by any person in relation to any of the Finance Documents (or the transactions contemplated therein, including without limitation, the Offer (whether or not made), the use of the proceeds of the Facility or any acquisition by the Borrower or any person acting in concert with the Borrower of any of the Target Securities) (“relevant litigation”) except to the extent such Losses or claims result from such Indemnified Person’s negligence or misconduct or a breach of any Finance Document by an Indemnified Person provided that the Offer Guarantor may not claim under this Clause 17.3 in respect of any Losses which are covered by the Instruction Letter Indemnity (or which would be so covered but for an exception in the Instruction Letter Indemnity) and further provided that:
(a)	any Finance Party must notify the Borrower promptly and in reasonable detail of any relevant litigation arising, pending or threatened against such Finance Party upon becoming aware of it and must keep the Borrower informed of its progress;

(b)	any Finance Party must conduct any relevant litigation in good faith and will give careful consideration to the views of the Borrower in relation to the appointment of professional advisers and the conduct of any relevant litigation taking into account both its interests and those of the Borrower; and

(c)	a Finance Party may only concede or compromise any claim in respect of any relevant litigation, if it has:
(i)	notified the Borrower of the relevant litigation and kept the Borrower informed of its progress in accordance with paragraph (a) above;

(ii)	complied with paragraph (b) above and has given the Borrower the opportunity to demonstrate its interest in the concession or compromise; and

(iii)	taken into account the Borrower’s legitimate interest.
17.4	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
18.	MITIGATION BY THE LENDERS

18.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 15 (Tax gross-up and indemnities), Clause 16.1 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the rights and obligations of the Borrower under the Finance Documents.
18.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
19.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 20 to each Finance Party on the dates and at the times provided in Clause 20.15 (Times for making representations and warranties).

20.1	Status
(a)	The Borrower is a stock corporation (Aktiengesellschaft), duly incorporated and validly existing under the laws of Germany.

(b)	The Borrower has the power to own its assets and carry on its business as it is being conducted.
20.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are, subject to the Reservations, legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its or any of its Material Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Material Subsidiaries.
20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents (up to but excluding the initial Utilisation Date subject in each case to any prior legal, governmental, regulatory, competition and/or anti-trust authorisations, clearances or approvals or the lapse of any relevant waiting or other time periods under applicable law or regulation of any jurisdiction to which the Transaction Documents might be subject to).

20.5	Governing law and enforcement

Subject to the Reservations:

(a)	The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in the Federal Republic of Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
20.6	Deduction of Tax; no filing or stamp taxes
(a)	It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

(b)	Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
20.7	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.
20.8	No misleading information
(a)	Any factual information provided by the Borrower for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	The Borrower is not aware of any fact or circumstances that have not been disclosed or are otherwise publicly known to any of the Finance Parties prior to the making of this representation and which might, if disclosed, have adversely affected the decision of a person acting as a prudent businessman considering whether or not to provide finance to the Borrower upon the terms hereof.

(e)	To the extent any information in respect of the Information Memorandum has been provided by a member of the Target Group each of the representations provided for in the paragraphs above are subject to the best knowledge and belief of the Borrower.
20.9	Financial statements
(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent in accordance with applicable GAAP its financial condition and operations (consolidated in the case of consolidated financial statements) during the relevant financial year.
20.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

20.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.12	No material adverse change

No material adverse change in the assets, business or financial condition of the Borrower or the Group taken as a whole, which could adversely affect the ability of the Borrower to perform its payment obligations under the Finance Documents has occurred since the date to which the Original Financial Statements relate.

20.13	Acquisition

The Borrower and each of its Subsidiaries (as applicable) have, in transacting the Acquisition, acted in accordance with the terms of the Transaction Documents and all applicable laws and regulations, where non-compliance would be materially adverse to the interests of the Lenders.

20.14	US Margin Regulations
(a)	On the date of this Agreement, it is not a “United States person” or a “foreign person controlled by a United States person” (in each case as such phrases are defined in Regulation X (12 C.F.R. Part 224) promulgated by the Board of Governors of the Federal Reserve System of the United States of America) or “acting on behalf of” or “in conjunction with United States persons” (as such phrases are used in Regulation X (12 C.F.R. Part 224) promulgated by the Board of Governors of the Federal Reserve System of the United States of America) in connection with obtaining the Facility under this Agreement.

(b)	No credit extended under this Agreement has been or will be used for the immediate, incidental or ultimate purpose of buying or carrying any margin stock (within the meaning of Regulation U (12 C.F.R. Part 221) promulgated by the Board of Governors of the Federal Reserve System of the United States of America) other than certain Target Securities which were delisted from the NASDAQ National Market on 19 February 2008.
20.15	Times for making representations and warranties
(a)	The representations and warranties set out in this Clause 20 (other than the representations and warranties set out in Clause 20.8(a) to (c) (No misleading information)) are made on the date of this Agreement.

(b)	The representations and warranties set out in Clause 20.8(a) to (c) (No misleading information) are deemed to be made, and the representations and warranties set out in Clause 20.12 (No material adverse change) are deemed to be repeated, on the Syndication Date, in each case by reference to the facts and circumstances then existing.

(c)	The Repeating Representations are made by the Borrower on the Syndication Date, on the date of each Utilisation Request and Selection Notice in the related Utilisation Request or Selection Notice, as applicable, and are deemed to be made by the Borrower on the first day of each Interest Period (in each case by reference to the facts and circumstances then existing).
21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within 150 days after the end of each of its financial years:
(i)	its audited unconsolidated annual financial statements for that financial year; and

(ii)	the audited consolidated annual financial statements of the Group for that financial year; and
(b)	as soon as the same become available, but in any event within 90 days after the end of the relevant financial quarter of each of its financial years and only to the extent produced its unaudited interim reports published pursuant to section 63 of the Exchange Rules (Börsenordnung) for the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) for the first, the second and the third quarter of each of its financial years.
21.2	Requirements as to financial statements
(a)	Each set of annual financial statements delivered by the Borrower pursuant to Clause 21.1 (Financial statements) shall be certified by two directors of the Borrower as in accordance with applicable GAAP fairly representing its financial condition as at the date which those financial statements were drawn up.

(b)	The Borrower shall subject to Clause 21.2(c) and (d) (Requirements as to financial statements) below procure that each set of financial statements of the Borrower delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower, unless in relation to any set of financial statements, it notifies the Agent that there has been a material change in GAAP, the accounting practices or reference periods in each case referred to in the notes, if any, to such financial statements provided that the Borrower is not obliged to make such notification referred to in this paragraph prior to supplying the financial statements to which such notification related in accordance with Clause 21.1 (Financial statements). Upon such notification the Agent acting reasonably shall be entitled to request the Borrower to deliver to the Agent:
(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Borrower’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s Original Financial Statement provided that nothing herein shall be interpreted so as to entitle the Agent to request any information from the Borrower the generation of which is either unduly onerous or impracticable for the Borrower.
(c)	The Borrower may change the accounting principles applied to the consolidated financial statements of the Group from US GAAP to IFRS or any other accounting principles which the Borrower may legally be required to adhere to. The Borrower shall notify the Agent of such change of the accounting principles applied to the consolidated financial statements of the Group when for the first time supplying the consolidated financial statements of the Group prepared on such changed basis in accordance with Clause 21.1 (Financial statements). In the event of any such change to the basis on which the consolidated financial statements of the Group are prepared the Borrower shall upon request of the Agent promptly supply the Agent with sufficient information in form and substance as may be reasonably required by the Agent, prepared on the same basis as the Original Financial Statements to enable the Lenders to make a proper comparison between the financial position shown by any set of financial statements prepared on such changed basis and that under the Original Financial Statements, provided that nothing herein shall be interpreted so as to entitle the Agent to request any information from the Borrower the generation of which is either unduly onerous or impracticable for the Borrower and further provided that the Agent may only request such information with regard to the set of financial statements supplied pursuant to Clause 21.1(a)(ii) or 21.1(b) (Financial statements) as the case may be to which the notification referred to above relates and in addition:
(i)	if such notification is in relation to a set of financial statements supplied pursuant to Clause 21.1(a)(ii) (Financial statements) the next set of financial statements supplied pursuant to Clause 21.1(b) (Financial statements); or

(ii)	if such notification is in relation to a set of financial statements supplied pursuant to Clause 21.1(b) (Financial statements) the next set of financial statements supplied pursuant to Clause 21.1(a)(ii) (Financial statements).
(d)	Nothing herein shall be interpreted so as to limit the right of the Borrower to prepare consolidated financial statements of the Group applying US GAAP accounting principles and parallel consolidated financial statements of the Group applying IFRS accounting principles or any other accounting principles which the Borrower may legally be required to adhere to, as the case may be, provided that the Borrower shall not be obliged to notify the Agent of such parallel accounting. Upon the occurrence of a change as contemplated in Clause 21.2(c) (Requirements as to financial statements)

the Lenders acting through the Agent however may not request the information referred to in Clause 21.2(c) (Requirements as to financial statements) if and to the extent the Borrower has provided a set of financial statements prepared on the basis of the accounting principles applied in parallel with each set of financial statements supplied pursuant to Clause 21.1(a)(ii) and 21.1(b) (Financial statements) immediately prior to such change.
21.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched in paper form by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which if adversely determined are reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such other appropriate information regarding the financial condition, business and operations of the Group as the Agent or any Finance Party (through the Agent) may reasonably request in accordance with generally established customary banking practice and/or regulatory requirements. However, no information shall be requested with reference to generally established customary banking practice if this information does not fall into the type and scope of information required to be publicly disclosed under the current Exchange Rules (Börsenordnung) for the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) published by Deutsche Börse AG regarding issuers whose shares are admitted for trading in the official market (Amtlicher Markt) of the Frankfurt Stock Exchange and are quoted in the related “Prime Standard” segment, taking into account any disclosure exemptions agreed between the Borrower and Deutsche Börse AG.
21.4	Notification of default
(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.5	Use of Websites
(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.
(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.
21.6	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lenders) or any Lender (for itself or in the event described in paragraph (iii) above, on behalf of any prospective new Lenders) in order for the Agent, such Lender or, in the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

The Borrower shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
22.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

22.3	Negative pledge
(a)	The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets to secure Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	any Security listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any Cash Collateral provided pursuant to the terms of this Agreement;

(iii)	any Security arising by operation of law (or by an agreement having the same effect) in the ordinary course of business;

(iv)	any Security arising under general business conditions in the ordinary course of business, including without limitation of any bank with whom the Borrower or a Material Subsidiary maintains a banking relationship;

(v)	any Security over assets acquired if the Security is not created in contemplation of the acquisition of that asset by the Borrower or the relevant Material Subsidiary and the principal amount secured has not been increased in contemplation of or since such acquisition and the Security is removed or discharged within 12 months of the date of the effective acquisition of such asset;

(vi)	any Security over an asset of any member of the Group (other than the Borrower) which becomes a Material Subsidiary after the date of this Agreement (whether an existing member of the Group or any other entity which is acquired by a member of the Group after the date of this Agreement and upon such acquisition qualifies as Material Subsidiary) where such Security is created prior to the date on which it can be determined that the respective member of the Group has become a Material Subsidiary (such determination to be made as contemplated in the definition of “Material Subsidiary”) or where the Material Subsidiary is an entity acquired after the date of this Agreement and upon such acquisition qualifies as a Material Subsidiary, such Security is created prior to and not in contemplation of such acquisition;

(vii)	any Security arising in connection with conditional sale and retention of title agreements;

(viii)	any Security arising pursuant to or in connection with:
(1)	finance leases;

(2)	securities lending transactions (including without limitation repurchase transactions);

(3)	the sale, transfer or other disposal of receivables on recourse terms;

(4)	cash management arrangements;

(5)	netting or set-off arrangements; or

(6)	framework / master agreements relating to derivatives transactions;

(ix)	any Security over any asset held in Clearstream or Euroclear or any other securities depository or any clearing house in favour of any such securities depository or clearing house;

(x)	any Security granted to another member of the Group;

(xi)	any Security created or subsisting with the prior written consent of the Majority Lenders;

(xii)	any Security created or subsisting to secure any obligations incurred in order to comply with the requirements of Section 8a of the German Altersteilzeitgesetz and/or Section 7d of the German Social Security Code (Sozialgesetzbuch IV) (if and to the extent the obligations so secured constitute Financial Indebtedness); and

(xiii)	any Security for Financial Indebtedness the amount of which (when aggregated with the amount of any other Financial Indebtedness which has the benefit of Security not permitted under the preceding exceptions) does not exceed euro 250,000,000 (following conversion into euro, if necessary) at any time.
22.4	Disposals
(a)	The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or a substantial part of their respective assets.

(b)	The Borrower shall not (and shall ensure that none of its Subsidiaries will) enter into any transaction which would constitute a Target Disposal Event prior to the Offer Guarantee Discharge Date.

(c)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of business of the disposing entity;

(ii)	made on arm’s length terms;

(iii)	made in exchange for other assets comparable or superior as to type, value and quality;

(iv)	made by one member of the Group to another member of the Group; or

(v)	required by law or any governmental authority or agency.
22.5	Merger

The Borrower shall not enter into any merger (Verschmelzung), unless the entity surviving the merger, in case it is the Borrower, retains, or in case it is the entity the Borrower is merged with, assumes all the obligations of the Borrower under the Finance Documents by operation of law or otherwise and the creditworthiness of such surviving entity is equal to or better than the creditworthiness of the Borrower immediately prior to the merger.

22.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

22.7	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where failure to do so could have a Material Adverse Effect.

22.8	Conduct of Offer
(a)	The Borrower shall:
(i)	keep the Agent and the Mandated Lead Arrangers informed as to the status and progress of the Offer; and

(ii)	comply (and shall procure that Bidco complies) in all material respects with the Offer Documents and in all material respects with any applicable laws or regulations relevant in the context of the Offer.
(b)	Except to the extent required under applicable law (including French regulations, in particular for the purpose of the draft note d’information to be filed with the AMF, and the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder) the Borrower agrees that no announcements regarding any Finance Party or the Facility will be made without the prior written consent of the Mandated Lead Arrangers (not to be unreasonably withheld). Any other announcement to be made during the conduct of the Offer will be communicated in advance, to the extent practicable, to the Mandated Lead Arrangers.

(c)	The Borrower shall procure that the lettre de dépôt and draft note d’information for the initial announcement of the Offer, together with such other of the Offer Documents as is required to be filed in each jurisdiction where the Target is listed, are filed with the relevant authorities with contents consistent with the Agreed Terms. The Borrower shall procure that the lettre de dépôt and draft note d’information for the initial announcement of the Offer is filed no later than 30 November 2007.

(d)	The Borrower shall procure that the communiqué de presse to be published in the press upon filing of the Offer in accordance with article 231-16 III of the AMF general regulations is consistent with the Agreed Terms.

(e)	The Borrower shall not (and shall procure that Bidco shall not) make any amendment to or grant any consent or waiver in respect of any term or condition of the Offer or any Offer Document which would:
(i)	not be consistent with the Agreed Terms; or

(ii)	otherwise be reasonably likely to materially adversely affect the interests of the Finance Parties, other than amendments, consents or waivers to which the Offer Guarantor and the Majority Lenders have given their prior consent provided that only the consent of the Offer Guarantor and the Mandated Lead Arrangers shall be required in relation to amendments, consents or waivers which would not be consistent with the terms referred to in paragraph (c) of the definition of “Agreed Terms”.

(f)	The Borrower shall not (and shall procure that Bidco shall not) engage in any transaction that may result in the price to be offered by the Borrower (or, as the case may be, Bidco) to holders of Target Securities not being consistent with the agreements set out in the Maximum Price Letter.

(g)	If the Target adopts Substantial Measures, the Borrower shall use its best efforts (or shall procure that Bidco uses its best efforts) to obtain AMF authorisation to withdraw the Offer and upon obtaining such authorisation shall promptly withdraw (or procure that Bidco promptly withdraws) the Offer, in each case unless the Majority Lenders agree otherwise in writing.

(h)	The Borrower shall supply a conformed copy of each Offer Document which is not signed on the date of this Agreement promptly following signature of the same.

(i)	The Offer Guarantor agrees with the Lenders that it will not agree to any amendment of, or waiver in relation to, any Offer Document which would not be consistent with the terms referred to in paragraph (b) of the definition of “Agreed Terms”.

22.9	Anti-trust clearance

The Borrower shall take (and shall procure that Bidco takes) all reasonable commercial steps to obtain all requisite competition, governmental and regulatory anti-trust clearances and approvals required in connection with, or as a result of, the Offer and shall promptly provide copies thereof to the Agent.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default. Without prejudice to the provisions of this Agreement, section 490(1) of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply.

23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.
23.2	Other obligations
(a)	The Borrower does not comply with any other obligation of the Finance Documents.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 14 Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
23.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, where the circumstances underlying such misrepresentation or incorrect or misleading statement are capable of remedy, is not remedied within 14 Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.4	Cross Default
(a)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 23.4 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than EUR 20 million (or its equivalent in any other currency or currencies).
23.5	Insolvency
(a)	The Borrower or any of its Material Subsidiaries is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with any class of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Borrower or any of its German Material Subsidiaries is over-indebted within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung) or unable to pay its debt within the meaning of Section 17 of the German Insolvency Code.

(c)	Any Material Subsidiary being a French Company:
(i)	is in a state of suspension of payments (cessation des paiements) or becomes insolvent for the purposes of insolvency law; or

(ii)	in order to avoid a suspension of payments (cessation des paiements), commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(d)	Any Material Subsidiary being a U.S. Company:
(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	makes a general assignment for the benefit of its creditors;

(iii)	commences a voluntary case under Chapter 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself.
23.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the opening of insolvency proceedings (including the taking of preliminary measures of a German insolvency court under Section 21 of the German Insolvency Code), the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or a Material Subsidiary (other than a U.S. Company or a French Company) other than a liquidation or reorganisation, in each case on a solvent basis, of a Material Subsidiary;

(b)	a general composition, assignment or arrangement with any creditor of the Borrower or a Material Subsidiary (other than a U.S. Company or a French Company);

(c)	the appointment of an insolvency administrator, a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or a Material Subsidiary (other than a U.S. Company or a French Company) or any of its assets;

(d)	any Material Subsidiary which is a French Company and:
(i)	the bankruptcy, winding-up, dissolution, liquidation or for a transfer of the whole of the business of such French Company;

(ii)	the suspension of payments or a moratorium of any indebtedness of any such French Company;

(iii)	any procédure de conciliation or procédure de sauvegarde in respect of any such French Company; or

(iv)	the making of an administration order or the appointment of a mandataire ad hoc, receiver, conciliator, liquidator, administrator or similar officer in respect of any such French Company, or any of its assets; or
(e)	any Material Subsidiary which is a U.S. Company, without the application or consent of such U.S. Company, in any court of competent jurisdiction, seeking:

(i)	its reorganization, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the U.S. Company or of all or any substantial part of its property; or

(iii)	similar relief in respect of the U.S. Company under any law relating to the bankruptcy insolvency, reorganization, winding-up or composition or adjustment of debts, and any such proceeding or case referred to in paragraphs (i) to (iii) above continues undismissed, or an order, judgment or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of 60 or more days, or an order for relief against the U.S. Company shall be entered in an involuntary case under 11 U.S.C. §101 et seq. of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended, or any analogous procedure or step is taken in any jurisdiction.
23.7	Cessation of Business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

23.8	Invalidity/Repudiation

Any Finance Document becomes invalid or ineffective or the Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.9	Acceleration

Subject to Clauses 4.3 (Certain Funds) and 23.10 (Clean-Up Period), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders provided that such Loans (or part thereof) shall cease to be payable on demand if no Event of Default is continuing whereupon such Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement; and/or

(d)	require the Borrower to fully Cash Collateralise any (actual or contingent) liability of the Borrower under the Instruction Letter Indemnity then outstanding (in which case the Offer Guarantor shall be obliged to accept such Cash Collateralisation and Clauses 9.7 (Cash-collateralisation of Instruction Letter Indemnity) (other than Clause 9.7(b)) and 9.8 (Withdrawals from the Cash Collateral Account) shall apply mutatis mutandis).
23.10	Clean-Up Period

If during the Clean-Up Period a matter or circumstance exists in respect of the Target and/or any member of the Target Group (or in respect of any obligation to procure or ensure in relation to any member of the Target Group) which would constitute:
(a)	a breach of any representation or warranty made in Clause 20 (Representations);

(b)	a breach of any covenant set out in Clause 22 (General Undertakings); or

(c)	a Default,
such matter or circumstance will not constitute a breach of a representation or warranty or a breach of a covenant or a Default (as the case may be) until after the last day of the Clean-Up Period, provided that reasonable steps are being taken to cure such matter or circumstance (following the Borrower becoming aware of the same), unless such matter or circumstance:
(i)	could reasonably be expected to have a Material Adverse Effect; or

(ii)	has been procured by, or approved by, the Borrower.

SECTION 9
CHANGES TO PARTIES
24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders
(a)	Subject to this Clause 24, a Lender (the “Existing Lender”) may assign any of its rights or transfer any of its rights and/or obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	Nothing in this Agreement shall prevent any Lender from assigning or pledging all or any part of its rights or interests under this Agreement to any central bank or any supranational bank as security for its borrowings from that central bank or supranational bank, provided that such assignment or pledge does not involve a release of such Lender from any of its obligations under this Agreement.
24.2	Conditions of assignment or transfer
(a)	The prior written consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless:
(i)	the assignment or transfer is to another Lender or an Affiliate of a Lender;

(ii)	an Event of Default has occurred and is continuing; or

(iii)	the assignment or transfer is effected by an Existing Lender on the Syndication Date.
(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	Prior to the Offer Guarantee Discharge Date, the consent of the Offer Guarantor is required for any transfer of obligations by an Existing Lender.

(d)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(e)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(f)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(g)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
24.3	Fees
(a)	The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

(b)	The Lender shall, on the date upon which a change of Facility Office takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower, any other member of the Group or any member of the Target Group;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment or transfer (Vertragsübernahme) is effected in accordance with paragraph (b) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign or transfer its rights and/or obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
24.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower, the Group, the Target Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES
26.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

26.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	The Agent shall be released from the restriction set out in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to the relevant Finance Party. A Finance Party which is barred by its constitutional documents or by law from granting such exemption shall notify the Agent accordingly.
26.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
26.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.5	Business with the Group

The Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor a Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
26.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
26.8	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers or any of them, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Mandated Lead Arranger.
26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

26.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Frankfurt, London or Luxembourg as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower and (until after the Offer Guarantee Discharge Date) with the prior consent of the Offer Guarantor, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
26.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
26.13	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group and each member of the Target Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

Unless expressly provided for otherwise in this Agreement no provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).
28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments), each Finance Party will assign to the Recovering Finance Party the claim to which the Sharing Payment is allocated and the Borrower shall be liable to the Recovering Finance Party in an amount equal to the Sharing Payment.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the Recovering Finance Party shall re-assign to the relevant Finance Party any claim assigned to it by that Finance Party pursuant to clause 28.3 (Recovering Finance Party’s rights).
28.5	Exceptions
(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
29.	PAYMENT MECHANICS

29.1	Payments to the Agent
(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (subject to paragraph (b) below and otherwise unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	A payment required to be made by a Lender to the Agent for purposes of funding such Lender’s participation in any Offer Loan drawn in the Base Currency for purposes of financing of any Offer Payment (excluding any such Offer Loan where the Quotation Day for the first Interest Period corresponds to the Utilisation Date) shall be made available to the Agent for value on the due date prior to 10.00am.

(c)	Payment shall be made to such account with such bank as the Agent specifies.
29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to the Borrower), Clause 29.4 (Clawback) and Clause 26.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to:
(a)	such account with such bank as that Party may notify to the Agent by not less than five Business Days’ notice; or

(b)	in the case of:
(i)	an Offer Loan drawn for purposes of financing of any Offer Payment, the Settlement Account; or

(ii)	an Offer Loan drawn for a purpose specified in Clause 3.1(b), (c) or (d) (Purpose), an account specified by the Offer Guarantor, the Agent or to the Cash Collateral Account, as applicable.

29.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 30 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
29.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

29.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

29.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
29.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
30.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 of the German Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to the Borrower; regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Mandated Lead Arrangers, the Offer Guarantor and the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen):
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Offer Guarantor will be effective only when actually received by the Agent or the Offer Guarantor, respectively, and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s and Offer Guarantor’s, respectively, signatures below (or any substitute department or officer as the Agent or the Offer Guarantor, respectively, shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.
31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
31.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents (other than the documents referred to under item 1, paragraphs (1) and (2) and item 2 of Schedule 2 (Conditions Precedent)) provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents
(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
35.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definitions of “Majority Lenders” or the “Target” in Clause 1.1 (Definitions);

(ii)	an extension to the date for, or alteration in the amount or currency of, payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 3.1 (Purpose), Clause 4.2(b) (Further conditions precedent) (to the extent it relates to Clause 5.2(a)(iii)(4) (Completion of a Utilisation Request)), Clause 5.2(a)(iii) (Completion of a Utilisation Request), Clause 9.3 (Counter-guarantee by Lenders), Clause 10.1 (Counter-indemnity by the Borrower), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), Clause 29.2(b) (Distributions by the Agent) or this Clause 35, shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, any Mandated Lead Arranger or the Offer Guarantor (including,

without limitation, in the case of the Offer Guarantor any amendment or waiver of Clause 4.2(b) (Further conditions precedent) (to the extent it relates to Clause 5.2(a)(iii)(4) (Completion of a Utilisation Request)), Clause 5.2(a)(iii)(4) (Completion of a Utilisation Request), Section 5 (Offer Guarantee) and the related definitions in Clause 1.1 (Definitions)) may not be effected without the consent of the Agent, such Mandated Lead Arranger or the Offer Guarantor (as the case may be).
36.	MISCELLANEOUS

36.1	Conclusion of this Agreement
(a)	The Parties may choose to conclude this Agreement by an exchange of signed signature pages, transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

(b)	If the Parties choose to conclude this Agreement in accordance with paragraph (a) above, they will transmit the signed signature page(s) of this Agreement to Dr. Thomas O. Cron, Hengeler Mueller, Frankfurt am Main office, fax +49-69-17095-7380, e-mail: thomas.cron@hengeler.com (the “Recipient”). The Agreement will be considered concluded once the Recipient has actually received the signed signature pages (Zugang der Unterschriftsseite(n)) from all Parties and at the time of the receipt of the last outstanding signature page.

(c)	For the purposes of this Clause 36.1 only, the Parties agree to appoint the Recipient as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature pages from all and for all Parties. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic originals of the signature pages transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature pages and the signing authority of the signatories.
36.2	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.3	Borrowing for own benefit

The Borrower (only to the extent it raises amounts under this Agreement not for purposes of onlending such amounts to Bidco or Target) hereby confirms that it is the beneficiary within the meaning of Section 8 of the German Money

Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) for each part of the Facility made available to it. If and to the extent the Borrower raises amounts under this Agreement for purposes of onlending such amounts to Bidco or Target, such amounts may be drawn for the account of Bidco or Target, as applicable, and, accordingly, Bidco or Target, as applicable, may qualify as beneficiary within the meaning of Section 8 of the German Money Laundering Act.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW

This Agreement is governed by the laws of the Federal Republic of Germany.

38.	JURISDICTION

The district court (Landgericht) of Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

SCHEDULE 1
The Original Lenders

Commitment
Name of Original Lender	(EUR)
Deutsche Bank Luxembourg S.A.	491,279,918.90
ABN AMRO Bank N.V., Niederlassung Deutschland	491,279,918.91
BNP Paribas S.A. Niederlassung Frankfurt am Main	491,279,918.91
Commerzbank Aktiengesellschaft	491,279,918.91
JPMorgan Chase Bank, N.A.	491,279,918.91
Sumitomo Mitsui Banking Corporation	491,279,918.91

TOTAL	2,947,679,513.45

SCHEDULE 2
CONDITIONS PRECEDENT
1.	The Borrower
(1)	Copy of the articles of association (Satzung) of the Borrower;

(2)	recent and up-to-date certified copy of an excerpt from the competent commercial register relating to the Borrower;

(3)	specimen of the signatures of each person authorised to execute the Finance Documents;

(4)	legal opinion from Allen & Overy LLP, legal advisors to the Borrower, as to matters of German law on the due incorporation of, the capacity and authority of and the due execution of this Agreement by, the Borrower;

(5)	legal opinion from Hengeler Mueller, legal advisors to Deutsche Bank AG and the Lenders as to matters of German law on the legality, validity and enforceability of this Agreement;

(6)	evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date;

(7)	a certificate of an authorised signatory of the Borrower certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as of a date no earlier than the date on which this Agreement has entered into effect;

(8)	the Original Financial Statements of the Borrower.
2.	Offer Documents

A copy of each of the Offer Documents, of the Result Notice and of the Euronext announcement stating the initial Settlement Date and a level of acceptances that complies with the terms referred to in paragraph (b) of the definition of “Agreed Terms”.

SCHEDULE 3
Requests
Part I — Utilisation Request
From:   SAP AG
To:       [Agent]
Dated:
Dear Sirs
SAP AG — EUR 5,000,000,000 (subsequently reduced to EUR 2,947,679,513.45)
Term Loan Facility Agreement
dated 1 October 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

[Purpose:	[•]][1]

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•]

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]
3.	[We confirm that (i) each condition specified in Clause 4.2(a) (Further conditions precedent) is satisfied on the date of this Utilisation Request and (ii) the Repeating Representations are true in all material respects on the date of this Utilisation Request.][We confirm that no Major Default has occurred and is continuing or would result from the making of the Loan referred to above.]

[We confirm that the amount of the Loan requested herein does not exceed an amount which is equal to the aggregate amount paid by us (or Bidco) to holders of Target Securities acquired by way of Supplemental Offer Market Purchases at the time of delivery of this Utilisation Request less that part (if any) of such amount which has been previously financed either by way of (an) Offer Loan(s)

[1]	To be completed by way of specifying a purpose in accordance with Clause 3.1 (Purpose) of the Agreement only in relation to Loans drawn on or prior to the final Settlement Date in respect of the Offer.

drawn for purposes of financing of (an) Offer Payment(s) or by way of any other Loan(s) previously drawn for the purpose specified in Clause 3.1(e) (Purpose) of the Agreement.][2]

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

SAP AG

[2]	To be inserted in case of a Loan drawn for the purpose specified in Clause 3.1(e) (Purpose) of the Agreement.

Part II — Selection Notice
From:   SAP AG
To:       [Agent]
Dated:
Dear Sirs
SAP AG — EUR 5,000,000,000 (subsequently reduced to EUR 2,947,679,513.45)
Term Loan Facility Agreement
dated 1 October 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan is [ ].

4.	We confirm that the Repeating Representations are true in all material respects on the date of this Selection Notice.

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

SAP AG

SCHEDULE 4
Mandatory Cost Formulae
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), or (b) the requirements of the European Central Bank or any relevant regulatory authority in the United States of America.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a certain member state will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

AB + C(B – D) + E x 0.01 per cent. per annum
100 – (A + C)
(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300
Where:
(A)	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(B)	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest)) payable for the relevant Interest Period on the Loan.

(C)	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

(E)	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
SAP AG — EUR 5,000,000,000 (subsequently reduced to EUR 2,947,679,513.45)
Term Loan Facility Agreement
dated 1 October 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by way of assumption (Vertragsübernahme) all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by German law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
[Agent]
By:

SCHEDULE 6
Existing Security

Total Principal Amount of
Name of Borrower		Financial Indebtedness
or Material Subsidiary	Security	Secured
N/A	N/A	N/A

SCHEDULE 7
CONFIDENTIALITY UNDERTAKING
[Letterhead of Lender]

To:	[insert name of potential transferee]

Re:	The Agreement (Syndicated Multicurrency Term Loan Facility Agreement)
	Borrower:	SAP AG
	Date:	1 October 2007
	Amount:	€5,000,000,000 (subsequently reduced to €2,947,679,513.45)
	Agent:	[Deutsche Bank Luxembourg S.A.]
Dear Sirs
We understand that you are considering participating in the Agreement. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.	Confidentiality Undertaking You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to keep confidential and not to disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Agreement (c) to use the Confidential Information only for the Permitted Purpose, (d) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Agreement.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:
(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

(c)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group.
Further, notwithstanding any of the provisions of this letter, we agree that you may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transaction and any materials of any kind (including opinions or other tax analysis) that are provided to you relating thereto other than any information the disclosure of which would breach applicable securities laws.

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2 (c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) and (c) above.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in any of the Facility or (b) twelve months after you have returned all Confidential

Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:
(a)	neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us with the prior written consent of SAP AG.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of SAP AG and each other member of the Group — in the form of a third party agreement (echter Vertrag zugunsten Dritter, Section 328 of the German Civil Code (Bürgerliches Gesetzbuch)).

10.	Third Party Rights Subject to sections 6 and 9 above, the terms of this letter may be enforced and relied upon only by you or us. Notwithstanding any provision of this letter, the parties to this letter require the consent of the Borrower but not of any other Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and the parties submit to the non-exclusive jurisdiction of the district courts (Landgericht) of Frankfurt am Main.

12.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and the Facility including, without limitation, the related information memorandum provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its affiliated entities as contemplated in section 15 of the German Stock Corporation Act (Aktiengesetz);

“Participant Group” means you and each of your affiliated entities as contemplated in Section 15 of the German Stock Corporation Act (Aktiengesetz);

“Permitted Purpose” means exclusively considering and evaluating whether to participate in the Agreement.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully
_____________________
For and on behalf of
[Lender]
To: 1. [Lender]
       2. SAP AG
We acknowledge and agree to the above:
____________________
For and on behalf of
[potential transferee]

SCHEDULE 8
Timetables

	Loans in euro	Loans in other currencies
Approval as an Optional Currency, if required (Clause 4.4 (Conditions relating to Optional Currencies))	—	U-5

Agent notifies the Borrower if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1(c) (Delivery of a Utilisation Request))	U-3 11.00am	U-4 11.00am

Delivery of a duly completed Selection Notice (Clause 12.1 (Selection of Interest Periods))	U-3 11.00am	U-3 11.00am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	—	U-3 2.00pm

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-3 3.00pm

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	—	Quotation Day 9.00am

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	—	Quotation Day 11.00am

EURIBOR or LIBOR is fixed	Quotation Day as of 11:00a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m. London time in respect of LIBOR

“U” = date of utilisation/first day of interest period

“U - X” = X Business Days prior to date of utilisation/first day of interest period

SCHEDULE 9
Reservations
A.	Germany

1.	The obligations expressed to be assumed under the Finance Documents are subject to the limitations arising from the laws relating to bankruptcy, insolvency and all other laws affecting the rights of creditors generally.

2.	Any enforcement of the Finance Documents will be subject to generally applicable laws as applied by the courts or other competent authority of Germany.

3.	General German law requirements of fair dealing (Treu und Glauben) and public policy may lead to the application of general principles of German law being upheld in German courts or may render contracts or commitments void, voidable, not enforceable in accordance with their terms, or unenforceable.

4.	As regards payments made by a German resident to a non-resident, a notification has to be made to Deutsche Bundesbank for statistical purposes pursuant to Section 59 et seq. German Foreign Trade and Payment Regulation (Außenwirtschaftsverordnung). The notification has to be filed by the relevant payor. Any omission of such notification may trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation, but will neither affect the validity or enforceability of this Agreement nor otherwise cause disadvantageous legal consequences for non-resident legal entities or individuals receiving such payment.

5.	Pursuant to Section 489 of the German Civil Code (Bürgerliches Gesetzbuch) the Borrower may repay a loan facility with a variable interest rate at any time with three months’ notice and may repay any loan facility with a fixed interest rate at the end of each period for which the interest is fixed, in each case without having to pay prepayment or breakage costs.

6.	If, at the time any Loan is made or when the Loans are not accelerated when permitted under this Agreement, the Borrower is in a crisis, then it may be considered (in particular on the basis of Section 30 subs. of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung applied mutatis mutandis and case law) that in the event that the Finance Parties (or any of them) are under a financing responsibility (Finanzierungsverantwortung) for the Borrower or are a person closely related (nahestehende Person) to a person subject to such financing responsibility for the Borrower or a company affiliated to any of them (verbundenes

Unternehmen), all claims of such Finance Party against the Borrower are subordinated in the insolvency of the Borrower and the Finance Parties can, therefore, not demand repayment of such claims as ordinary creditors. The extent and scope of controlling rights required for such treatment is uncertain provided however that the German Federal Supreme Court (Bundesgerichtshof) has held that with regard to a stock corporation (Aktiengesellschaft) such treatment in principle requires a shareholding of the relevant person in the registered share capital of the stock corporation of at least 25%.

7.	If and to the extent that a claim of a Finance Party against the Borrower is subordinated pursuant to the criteria set out in 6. above, such Finance Party is not entitled to receive and will be obliged to repay any payments on its subordinated claim. The aforesaid rules would also apply to any payment received by the Finance Party prior to the insolvency of the Borrower.

8.	Where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

9.	Any provision in the Finance Documents providing that certain certifications or determinations will be conclusive, binding and authoritative will not necessarily prevent judicial enquiry into the merits of any claim by any aggrieved party.

10.	Any provision in the Finance Documents stating that a notice or other expression of an intention or instruction or power of attorney is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation.

11.	Where under the provisions of the Finance Documents any party is vested with a discretion or may determine a matter in its opinion, the laws of Germany may require that such a discretion is exercised reasonably or that such opinion is based on reasonable grounds.

12.	If a German court considers it impossible or unduly burdensome for an obligation to be performed the debtor is discharged from performing such obligation; the debtor may however be held liable for damages.

13.	Within the scope of Section 354a of the German Commercial Code, an assignment of monetary claims which are governed by German law would be valid even where this Agreement states that a claim shall not be assignable.

14.	Any prohibition of set-off contained in this Agreement may not be upheld to the extent that the relevant obligor’s counterclaim has been upheld in a final judgement or is undisputed.

15.	There is no final precedent in Germany for holding telefax or electronic communications legal, valid and binding in all circumstances; however, where there are no particular legal requirements as to the form, the German Federal Supreme Court has held that any telefax communication actually received by the addressee will be deemed validly given.

16.	If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation may be unenforceable in Germany by reason of Section 2 (b) of Article VIII of the International Monetary Fund Agreement.

B.	France

1.	In accordance with Article 1244-1 of the French Civil Code:
(a)	a court may grant time to the Borrower, as the case may be, under the Transaction Documents or reschedule payments under the Transaction Documents (for a period of up to two years, which period may be extended under certain circumstances);

(b)	a court may, by a special order, decide that any payments should be applied to the repayment of principal or, with respect to amounts for which time has been granted or the payment of which has been rescheduled, that such amounts shall bear interest not at the contractual rate but at a lower rate which shall be not less than the official rate (taux légal); and

(c)	any enforcement measures which are pending will be suspended by a court order under Article 1244-1 of the French Civil Code and any additional interest or penalty for late payment will not be due for the period ordered by the court.
2.	The initiation of proceedings in France by any Finance Party for the purpose of enforcing the Transaction Documents, would require that Finance Party to pay the court fees applicable to all litigants.

3.	The Transaction Documents must be translated into French by an official sworn translator in order to be submitted as evidence in any action or proceeding before a French court or public body or used for any purpose with public bodies.

4.	Where a debt is expressed in a foreign currency, a French court may, if so requested, grant an order in such currency. If the order is given in Euros, it would normally be given by reference to the relevant amount of foreign currency converted at the rate of exchange applicable on the effective date of payment. If a separate order is sought on the basis of a currency indemnity, after an order has been previously obtained on a credit agreement, the court may hold that the currency indemnity is superseded by such previous order; furthermore, with respect to a bankruptcy, insolvency, liquidation, moratorium, reorganization, reconstruction or similar proceeding, French law requires that all claims or debts be converted to equivalent Euros amounts at an exchange rate determined at the date of the judgment declaring the commencement of the proceeding.

5.	Pursuant to Article 1152 of the French Civil Code a French judge has the power to decrease stipulated penalties (“clause pénale”) if they are deemed manifestly excessive.

6.	French case law has held that the effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited to the extent of the obligor’s willful misconduct (faute intentionnelle) or gross negligence (faute lourde).

7.	A conditional obligation arising from an agreement may not be enforced by French courts if the determination as to whether the conditions have been satisfied is left to the discretionary power of the party undertaking such conditional obligation (such condition being named “potestative”).

8.	A clause stipulating that the invalidity of any provision of the agreement will not invalidate any other provisions of such agreement may not be enforced by French courts if the court considers that such clause is an essential provision of the agreement.

9.	Any provision of any Transaction Document stating that no failure or delay in exercising any right or remedies shall operate as a waiver of such rights or remedies may not be effective.

10.	A French court will not necessarily grant an order for specific performance which is not available where damages are considered by the court to be an adequate alternative remedy (except with respect to obligations for the payment of a sum of money).

11.	Any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another may be limited to the recovery of such costs and expenses as the French court deems appropriate.

12.	Any provisions of the Transaction Documents which require increased payments in respect of any withholding or deduction required under French law may not be valid or enforceable in France or before a French court.

13.	A French Court might not treat as conclusive those certificates and determinations which the Finance Documents state are to be so treated.

14.	Before French Courts, claims may become time-barred or may be or become subject to the defence of set-off or counterclaim.

15.	A French court may disclaim competence if the Lenders have previously brought a proceeding against the Borrower in connection with any Transaction Document in another competent jurisdiction if both proceedings are based upon identical or connected (“connexes”) claims.

C.	United States

1.	The obligations under the Transaction Documents are subject to limitations arising from the laws relating to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally (including without limitation fraudulent transfer rules) and by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.	The obligations under the Offer Documents, to the extent they relate to any Offer in the United States of America, is subject to limitations set forth in the Securities Exchange Act of 1934 and the regulations promulgated thereunder and state securities laws.

SCHEDULE 10
Form of Demand

To:	SAP AG

From:	[Agent]

Date:	[ ]
SAP AG — EUR 5,000,000,000 (subsequently reduced to EUR 2,947,679,513.45)
Term Loan Facility Agreement
dated 1 October 2007 (the “Agreement”)
1.	We refer to the Agreement. This is the notice referred to in Clause 10.1(a) (Counter-indemnity by the Borrower) of the Agreement.

2.	As you have failed to make payment of [specify amount] pursuant to Clause 9.2 (Payment under the Instruction Letter Indemnity) of the Agreement and the Lenders have paid [specify amount] pursuant to Clause 9.3 (Counter-guarantee by Lenders), we hereby make demand on you to pay an equivalent amount of euros [to be completed] to our account number [to be completed] for the account of the Lenders within three Business Days of your receipt of this demand.
By:
[Agent]

SIGNATURES
THE BORROWER

SAP AG

Address:	Dietmar-Hopp-Allee 16
69190 Walldorf

Fax:	+ 49 6227 7 44778

Attention:	Jörg Wiemer

THE MANDATED LEAD ARRANGERS
DEUTSCHE BANK AG

Address:	Große Gallusstr. 10-14 60311 Frankfurt am Main

Fax:	+49 69 910 38793

Attention:	Thomas Neidert

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

Address:	Theodor-Heuss-Allee 80 60486 Frankfurt am Main

Fax:	+49 69 2690 2319

Attention:	Dirk Huebner/Corporate Clients

BNP PARIBAS S.A. Address:	Grüneburgweg 14 60322 Frankfurt am Main

Fax:	+49 69 7193 6050/1519

Attention:	Wolfgang Schröter/Torsten Müller

COMMERZBANK AKTIENGESELLSCHAFT

Address:	Mainzer Landstrasse 153 60327 Frankfurt am Main

Fax:	+49 69 136 5 05 09

Attention:	Stefan Scherff

J.P. MORGAN PLC

Address:	125 London Wall London EC2Y 5AJ

Fax:	+44 207 777 4821

Attention:	Heather Russell

SUMITOMO MITSUI BANKING CORPORATION

Address:	Prinzenallee 7 40549 Düsseldorf

Fax:	+49 211 3619 127

Attention:	Harald Wimmer

THE OFFER GUARANTOR
DEUTSCHE BANK AG PARIS BRANCH

Address:	3 Avenue de Friedland 75008 Paris

Fax:	+33 1 53 75 05 90

Attention:	Hubert Vannier

THE AGENT
DEUTSCHE BANK LUXEMBOURG S.A.

Address:	2, boulevard Konrad Adenauer L-1115 Luxembourg

Fax:	+352 42122 95771

Attention:	International Loans & Agency Services Franz-Josef Ewerhardy / Karlina Belhoste

THE ORIGINAL LENDERS
DEUTSCHE BANK LUXEMBOURG S.A.

Address:	2, boulevard Konrad Adenauer
L-1115 Luxembourg

Fax:	+352 42122 95771

Attention:	International Loans & Agency Services
Franz-Josef Ewerhardy / Karlina Belhoste

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

Address:	Theodor-Heuss-Allee 80
60486 Frankfurt am Main

Fax:	+49 69 2690 2319

Attention:	Dirk Huebner/Corporate Clients

BNP PARIBAS S.A. NIEDERLASSUNG FRANKFURT AM MAIN

Address:	Grüneburgweg 14
60322 Frankfurt am Main

Fax:	+49 69 7193 1519

Attention:	Torsten Müller

COMMERZBANK AKTIENGESELLSCHAFT

Address:	Mainzer Landstrasse 153
60327 Frankfurt am Main

Fax:	+49 69 136 29077

Attention:	Michael Weinacht

JPMORGAN CHASE BANK, N.A.

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 20 7492 3297/3298

Attention:	European Loan Operations

SUMITOMO MITSUI BANKING CORPORATION

Address:	Prinzenallee 7
40549 Düsseldorf

Fax:	+49 211 3619 127

Attention:	Harald Wimmer

6
SCHEDULE 2
The Lenders
Deutsche Bank Luxembourg S.A.
ABN AMRO Bank N.V., Niederlassung Deutschland
BNP Paribas S.A. Niederlassung Frankfurt am Main
Commerzbank Aktiengesellschaft
JPMorgan Chase Bank, N.A.
Sumitomo Mitsui Banking Corporation

7

SCHEDULE 3
Documents received
(1)	Copy of the articles of association (Satzung) of the Borrower;

(2)	recent and up-to-date certified copy of an excerpt from the competent commercial register relating to the Borrower;

(3)	legal opinion from Allen & Overy LLP, legal advisors to the Borrower, as to matters of German law on the due incorporation of, and the due execution of this Agreement by, the Borrower and the capacity and authority of the Borrower in relation to this Agreement and the Facility Agreement (as amended and restated hereby);

(4)	legal opinion from Hengeler Mueller, legal advisors to the Mandated Lead Arrangers and the Lenders as to matters of German law on the legality, validity and enforceability of this Agreement and the Facility Agreement (as amended and restated hereby);

(5)	a certificate of an authorised signatory of the Borrower certifying that each copy document specified in this Schedule 3 is correct, complete and in full force and effect as of a date no earlier than the date of this Agreement.

8

SIGNATORIES TO THE AMENDMENT AND RESTATEMENT AGREEMENT

THE BORROWER

SAP AG

By:	/s/ DR. BRANDT	/s/ JUNGE

THE MANDATED LEAD ARRANGERS

DEUTSCHE BANK AG

By:	/s/ GAAB	/s/ NEIDART

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

By:	/s/ GRUNWALD	/s/ MEISER

BNP PARIBAS S.A.

By:	/s/ SCHRÖTER	/s/ CÉBÉLIEN

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ SCHERFF	/s/ RICHEBÄCHER

J.P. MORGAN PLC

By:	/s/ BLACKBOROUGH

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ WIMMER	/s/ KLEIN

9

THE LENDERS

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ BELHOSTE	/s/ EWERHARDY

ABN AMRO BANK N.V., NIEDERLASSUNG DEUTSCHLAND

By:	/s/ GRUNWALD	/s/ MEISER

BNP PARIBAS S.A. NIEDERLASSUNG FRANKFURT AM MAIN

By:	/s/ SCHRÖTER	/s/ CÉBÉLIEN

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ BOTHE	/s/ WEINACHT

JPMORGAN CHASE BANK, N.A.

By:	/s/ BLACKBOROUGH

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ WIMMER	/s/ KLEIN

THE OFFER GUARANTOR

DEUTSCHE BANK AG PARIS BRANCH

By:	/s/ DRAY	/s/ VANNIER

THE AGENT

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ BELHOSTE	/s/ EWERHARDY